                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), dated September 5, 1997, among FORTUNE ENTERTAINMENT CORPORATION, a Bahamian corporation ("FEC"), with a place of a business at #303-543 Granville Street, Vancouver, BC Canada V6C 1X8, and VIDEO LOTTERY CONSULTANTS, INC., a Maine corporation ("VLC"), and William M. Danton ("Mr. Danton"; together, the "Danton Group"), each with an address at 144 Elm Street, 2nd Floor, Suite 16, Biddeford, Maine 04005;

                               W I T N E S S E T H

         WHEREAS, Professional Video Associates, Inc., a Delaware corporation ("PVA"), owns, subject to certain agreements, the copyrights and patent listed on Exhibit A (the "Intellectual Property") related to a electronic tournament poker game known as "PVA Electronic Tournament Poker"; and

         WHEREAS, PVA is in bankruptcy; and

         WHEREAS, Mr. Danton intends to sponsor a plan of reorganization (the "Plan") for PVA; and

         WHEREAS, under the Plan, all of the issued and outstanding PVA stock will be transferred to Mr. Danton; and

         WHEREAS, VLC and PVA are parties to an Amended Interim Distribution Agreement, dated September 30, 1996 (the "Interim Agreement"), pursuant to which PVA has granted to VLC certain distribution rights with respect to California in return for royalty payments to be made to PVA; and

         WHEREAS, FEC wishes to purchase all of the PVA common stock (the "PVA Stock") from Mr. Danton once the Plan is approved by the bankruptcy court having jurisdiction over PVA's bankruptcy; and

         WHEREAS, the Danton Group intends to transfer to FEC all of the debt owed to the Danton Group by PVA;

         NOW, THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         "Agreement" means this Purchase and Sale Agreement, dated September 5, 1997, among FEC, VLC and Mr. Danton.

         "Assets" shall have the meaning set forth in Section 3.2(q).

         "Canadian Agreements" means those agreements between PVA and/or Professional Video Associates S.A., a Panama corporation, and/or Professional Video Association LLC, a Delaware limited liability company, on the one hand, and P.V.A. Partnership I, a Canadian partnership, and/or Software 1993 Partnership I, a Canadian partnership, on the other hand.

         "Claims" means any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any person or entity, and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, investigatory expenses, consultants' fees, and reasonable attorneys' fees and costs (including, without limitation, costs incurred in enforcing the applicable indemnity), of every kind and description, contingent or otherwise, incurred by or awarded against a party to the extent indemnified in accordance with any provision of this Agreement.

     "Closing Date" shall have the meaning set forth in Section 2.2(c).

     "Court Order" shall have the meaning set forth in Section 2.1(a).

     "Danton Group" shall have the meaning set forth in the preamble.

     "FEC" shall have the meaning set forth in the preamble.

     "FEC Stock" shall mean the common stock of FEC as presently constituted.

     "Horan Agreement" shall have the meaning set forth in Section 3.2(e).

     "Intellectual Property" shall have the meaning set forth in the recitals.

     "Interim Agreement" shall have the meaning set forth in the recitals.

     "LOC" shall have the meaning set forth in Section 2.1(a).

     "Manufacturing Agreement" shall have the meaning set forth in Schedule C.

     "Mr. Danton" shall have the meaning set forth in the preamble.

     "Plan" shall have the meaning set forth in the recitals.

     "PVA" shall have the meaning set forth in the recitals.

     "PVA Stock" shall have the meaning set forth in the recitals.

     "Software Release" shall have the meaning set forth in Schedule C.

     "VLC" shall have the meaning set forth in the preamble.

                                   ARTICLE II
                                PURCHASE AND SALE

         Section 2.1. Prior to the Court Order. Within seven (7) days of the date of this Agreement:

         (a) FEC shall post a $150,000 letter of credit (the "LOC") with bankruptcy counsel for PVA, which LOC will not be used until the Plan is approved by a non-appealable court order (the "Court Order"). It is anticipated that the Court Order will be issued no later than 120 days from the date of the posting of the LOC. The Danton Group shall use its best efforts to obtain the Court Order, provided, however, that the Danton Group shall not be required to expend any money in attempting to secure the Court Order. During the term of this Agreement, the Danton Group shall keep FEC fully informed of all matters relating to the Plan and the Court Order and shall allow FEC to participate in all proceedings necessary to obtain the Court Order. If the Court Order is not obtained within 180 days of the date of this Agreement, then either party may terminate this Agreement upon 10 days prior written notice to the other party, provided that the Danton Group may terminate this Agreement after 180 days only if (A) the Danton Group has used its best efforts to obtain the Court Order as provided in this paragraph (a) and (B) the court has rejected the Plan. After the giving of such notice, the Danton Group will (1) arrange to have the LOC returned to FEC and (2) shall, promptly upon the consummation of the sale or other disposition of the Assets to a third party, pay to FEC the sum of US Two Hundred Six Thousand Nine Hundred Eighty Six Dollars (US$206,986.00). If the Danton Group terminates this Agreement pursuant to this Section 2.1(a), the Danton Group shall, at any time within 12 months from the date of such termination (this 12 month period hereinafter is referred to as the "FEC Option Period"), give FEC the right to purchase the Assets on terms and conditions, at the option of FEC, that are either the same as those negotiated by the Danton Group with a third party or on the terms and conditions contained in this Agreement to the extent such terms and conditions are applicable. FEC shall, within 30 days of receipt of notice from the Danton Group of the Danton Group's intention to sell to a third party and the proposed terms of the sale, provide written notice (the "FEC Purchase Notice") to the Danton Group setting forth FEC's decision of whether or not to purchase the Assets and, if FEC determines it wishes to purchase the Assets, such notice shall state whether FEC desires to reinstate this Agreement, to the extent its terms and conditions are applicable, or upon the terms and conditions negotiated by the Danton Group with a third party. If FEC fails to respond within the 30 day period (the "Notice Period") described in the preceding sentence, FEC shall be deemed to have waived its right to purchase the Assets pursuant to this Section 2.1(a). In the case that the FEC Purchase Notice evidences FEC's intent not to purchase the Assets or FEC is deemed to have waived its right to purchase the Assets, then the Danton Group shall be permitted to sell the Assets to any third party within 90 days of the later of the date of the FEC Purchase Notice or the termination of the Notice Period. If no such sale occurs, then this right of first refusal shall apply again, provided that the FEC Option Period has not expired.

         (b) VLC shall grant to FEC a 180 days license to distribute and license PVA electronic tournament poker terminals in the State of California (the "License"), all in accordance with the Interim Agreement, which license will be terminated upon delivery of the second payment in Section 2.2(b) (assuming that the first payment has been made). If (1) the Plan has not been rejected by the bankruptcy court, (2) the Court Order has not been obtained within 180 days from the date of this Agreement, and (3) neither party has terminated this Agreement pursuant to the terms of Section 2.1(a) above, then VLC shall renew the License for an additional 180 days.

         (c) FEC shall execute an assumption agreement with PVA assuming PVA's obligations under an agreement with Pace Reich, Esq. or his law firm (or assume PVA's obligations under such an agreement) in the form of Exhibit C attached hereto to provide for the payment of the balance of PVA's bankruptcy counsel's fees, which shall not exceed US Three Hundred Thousand Dollars (US$300,000.00) ("Counsel Fees"), but in no event shall the amount of the proceeds of the LOC applied to the Counsel Fees be less than $100,000. Subject to the foregoing, the parties acknowledge and agree that after the payment of all non-administrative claims, any amounts remaining in the LOC shall be used to pay a portion of the Counsel Fees. FEC's obligation to make such payments to PVA's bankruptcy counsel shall become effective immediately upon the issuance of the Court Order or will terminate if this Agreement is terminated pursuant to Section 2.1(a).

         (d) On the date of the Court Order, FEC shall assume all of the obligations of the Danton Group for any interest payments and/or administrative fees required under two letters of credit (the "Danton LCs") in the maximum amount of $150,000 (in favor of Michael J. Horan) and $100,000 (in favor of Amusement World, Inc.), respectively, and shall indemnify and hold harmless the Danton Group against any and all liabilities and obligations relating to interest payments and/or administrative fees of the Danton Group arising under the Danton LCs. The parties hereto acknowledge and agree that Mr. Danton will use a part of the payment under Section 2.2(b)(i) to discharge all of the liabilities secured by the Danton LCs, following which the Danton LCs will be canceled.

         Section 2.2. After the Court Order. (a) Within seven (7) days of the issuance and delivery to FEC of the Court Order, FEC shall deliver to Mr. Danton or his designee 1,000,000 shares of FEC Stock, free and clear of all liens and encumbrances, duly endorsed in blank or accompanied by executed blank stock powers and otherwise in form for transfer. The parties acknowledge and agree that the upon issuance and for so long as (1) all of the principal shareholders of FEC are parties to a pooling agreement, Mr. Danton or his designee will subject its FEC Stock delivered pursuant to this Agreement to a pooling agreement on substantially the same terms and conditions as the other principal stockholders FEC Stock are subject to, which terms include those set forth on Exhibit D hereto; and (2) FEC is not in default under this Agreement and has not otherwise terminated this Agreement, then the FEC Stock delivered to Mr. Danton or his designee pursuant to this Agreement will be subject to a voting trust agreement on substantially the terms described in Exhibit E hereto.

         (b) FEC shall pay to Mr. Danton or his designee by wire transfer the sum of (i) US Four Hundred Seventeen Thousand Five Hundred Dollars (US$417,500) (in immediately available funds) within thirty (30) days from the date of the issuance and delivery to FEC of the Court Order; and (ii) US Four Hundred Seventeen Thousand Five Hundred Dollars (US$417,500) (in immediately available funds) within one hundred twenty (120) days of the issuance and delivery to FEC of the Court Order, to a bank account to be designated by Mr. Danton or his designee. The obligations of FEC under this paragraph (b) shall be evidenced by a promissory note (the "Initial Promissory Note") delivered by FEC to the Danton Group on the date of the signing of this Agreement. The Initial Promissory Note will be non-negotiable and shall, by its terms, become effective immediately upon receipt of the Court Order without further action on the part of any of the parties. Upon payment of the amounts secured by the Initial Promissory Note, the Danton Group shall deliver the Initial Promissory Note to FEC.

         (c) Concurrently with the delivery of the second payment (assuming the first payment under Section 2.2(b)(i) has been paid to the Danton Group by FEC) of US$417,500 described in Section 2.2(b)(ii) above (such date of delivery hereinafter referred to as the "Closing Date"), Mr. Danton shall deliver to FEC
(I) the PVA Stock, free and clear of all liens and encumbrances, duly endorsed in blank or accompanied by executed blank stock powers and otherwise in form for transfer, (II) the Danton Group shall transfer to FEC the debt owed by PVA to the Danton Group, (III) the Danton Group shall assign to FEC its rights under the Manufacturing Agreement and the Software Release and (IV) the Danton Group shall deliver any rights, documents, papers, files (whether paper or electronic) and other materials in the Danton Group's possession or control related to PVA and the Intellectual Property by a document or documents in form and substance reasonably acceptable to FEC and the Danton Group. Concurrently with the delivery of the PVA Stock, FEC will enter into a stock pledge agreement with VLC, thereby granting VLC a security interest in the PVA Stock, containing the terms and conditions described on Exhibit G hereto. In addition, the Danton Group shall cause the Interim Agreement to be terminated.

         (d) In addition to the deliveries and payments to be made to the Danton Group by FEC under paragraphs (a) and (b) of this Section 2.2, FEC shall, subject to FEC's right of termination, make the following payments to VLC by wire transfer of immediate available funds, which amounts shall be evidenced by a promissory note (the "Second Promissory Note") from FEC to Mr. Danton:

         (i)      US$200,000 on or before December 18, 1997;
         (ii)     US$500,000 on or before July 22, 1998;
         (iii)    US$500,000 on or before July 22, 1999;
         (iv)     US$500,000 on or before July 22, 2000; and
         (v)      US$433,014 on or before July 22, 2001.

         If FEC is unable to meet the foregoing payment timetable, Mr. Danton will grant FEC reasonable extensions of time to make the payments, but in no event shall any such extension exceed 120 days from the date the payment was originally due. The Second Promissory Note shall be by its terms be non-negotiable and, provided that all payments due under this Section 2.2(d) to the Danton Group up to and including the Termination Date (as defined below) have been paid to the Danton Group, the Second Promissory Note shall be cancelable on the Termination Date (as defined below). Promptly upon cancellation of the Second Promissory Note as described in the preceding sentence or full payment of all amounts evidenced by the Second Promissory Note, the Danton Group shall deliver the Second Promissory Note to FEC.

         FEC may terminate this Agreement at any time after FEC has satisfied all of its obligations under paragraphs (a) and (b) of this Section 2.2 upon written notice (the "Termination Notice") to the Danton Group, provided that upon such termination the Danton Group may, subject to not being prohibited by applicable law, purchase from FEC (or if FEC is not the owner of the Repurchased Assets (as defined below), FEC shall cause or otherwise arrange for the owner to sell to the Danton Group) all of the Intellectual Property, the Software Release, the Manufacturing Agreement and any and all other assets transferred to FEC under this Agreement (other than the PVA Stock), together with any and all rights, agreements, materials, intellectual property or other information relating to the PVA electronic tournament poker game (collectively, the "Repurchased Assets"), in each case free and clear of all liens, claims or any encumbrances whatsoever, other than the Horan Agreement, the Interim Agreement and the Canadian Agreements, and such other liens, claims or encumbrances arising out of (a) transactions previously approved in writing by Mr. Danton, such approval not to be unreasonably withheld, and (b) lawsuits incurred in the ordinary course of business relating to PVA Electronic Tournament Poker, for a purchase price, at the Danton Group's option, that is either (1) equal to the amount of all cash payments made by FEC to the Danton Group with respect to the Repurchased Assets to the date of termination, or (2) the delivery to FEC of all of the FEC Stock issued to any member of the Danton Group, or their respective designees, pursuant to the terms of this Agreement. After receipt of the Termination Notice, the Danton Group shall cancel and deliver the Second Promissory Note to FEC, provided that all payments due to the Danton Group under this Section 2.2(d) up to and including the Termination Date have been paid to the Danton Group. The Danton Group shall give FEC notice of its intention to exercise its option to purchase the Repurchased Assets within 30 days of receiving the Termination Notice from FEC. If the Danton Group exercises its option to purchase the Repurchased Assets, the transaction shall be consummated on or before 60 days from the Termination Date. "Termination Date", as used in this Section 2.2(d), shall mean the date that the Danton Group is deemed to have received the Termination Notice as provided in Section 5.4 hereof.

         (e) Ninety (90) days after the completion of FEC's first fiscal year ending after the Court Order is effective, and continuing on the anniversary date of such date for five (5) years from such date, FEC (or its successor) shall issue FEC Stock (or stock of the same type of FEC's successor, if any) to Mr. Danton or his designee as follows:

         The number of shares to be delivered each year pursuant to this paragraph (e) shall equal the Predetermined Percentage times Net Earnings divided by the Average Share Price.

         For purposes of this paragraph (e):

         "Net Earnings" shall mean the net earnings of FEC before corporate income tax, depreciation and amortization from the revenues derived from the Intellectual Property, all as calculated in accordance with generally accepted accounting principles.

         "Average Share Price" shall mean the average trading price on the NASDAQ or such other stock exchange or quotation system for the last thirty (30) trading days of the fiscal year for FEC or its successor. In the event FEC is not a publicly traded company, the Average Share Price shall be calculated by determining, in accordance with generally accepted accounting principles, the book value of each share of FEC Stock.

         "Predetermined Percentages" shall mean:

         Year 1            2%
         Year 2            3%
         Year 3            4%
         Year 4            5%
         Year 5            10%

provided that the Predetermined Percentage will automatically increase to 10% once Net Earnings are at least $10 million. "Year 1" shall commence on the date that the Court Order is effective, and each subsequent year shall be determined as the anniversary of such date.

         If there is a merger of FEC with another corporation or other type of entity, or a change of control of FEC, or a sale by FEC of all or substantially all of the Assets, then FEC or its successor shall have no further obligation to issue shares under this Section 2.2(e), except for a one time bonus equal to the number of earn out shares issued to Mr. Danton for the last completed fiscal year.

         (f) In the event FEC licenses rights derived from the Intellectual Property, FEC shall pay to Mr. Danton twenty percent (20%) of all upfront licensing fees paid or payable to FEC, provided that FEC shall provide copies of all licensing agreements relating to the Intellectual Property to the Danton Group.

         (g) Nothing in this Agreement shall prohibit or interfere with the ability of FEC to enter into a merger or other reorganization or transaction for the purposes of obtaining financing, provided that the FEC Stock held by Mr. Danton shall be treated in the same manner as all other FEC Stock.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         Section 3.1. FEC Representations and Warranties. FEC represents and warrants to VLC as follows:

         (a) FEC is a Bahamian corporation, duly organized and in good standing under the laws of Bahamas.

         (b) FEC has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly authorized and executed and constitutes the valid and binding obligations of FEC enforceable against FEC in accordance with its terms.

         (c) The purchase and ownership of the PVA Stock by FEC is permitted under the laws, rules and regulations applicable to FEC (the "FEC Laws"); no member of the Danton Group is required to register the PVA Stock with any governmental or quasi-governmental authority or otherwise provide notice or make any other filing in connection with the transactions contemplated hereunder, in each case under the FEC Laws; the transactions contemplated hereunder do not require any member of the Danton Group to take any action under any the FEC Laws, or otherwise obtain the consent of any governmental or quasi-governmental entity under the FEC Laws.

         (d) FEC has made its own investigations and conducted its own due diligence with respect PVA, the PVA Stock, the Intellectual Property and the transactions contemplated by this Agreement. Except as expressly set forth herein, FEC is not relying on any representations, oral or written, by William
M. Danton, VLC or any of its representatives, consultants, agents or employees.

         (e) FEC has only one class of stock authorized, issued and outstanding and that stock is the voting common stock of FEC entitled to unlimited dividends. Any reference herein to FEC stock or FEC Stock shall mean the voting common stock of FEC, provided that in the event of a merger or other reorganization of FEC pursuant to which holders of FEC voting common stock receive other securities, those other securities shall be deemed to be FEC Stock for the purposes hereof and shall be treated in the same manner as all other FEC Stock is treated. The charter documents of FEC in effect on the date hereof have been delivered to the Danton Group and, except as provided in Section 2.2(g) (or otherwise with the prior written consent of the Danton Group, which consent shall not be unreasonably withheld), shall not be revised, amended or modified in any way whatsoever during the term of this Agreement.

         (f) FEC is acquiring the PVA Stock for investment and not with a view toward any resale or distribution thereof.

         Section 3.2. Danton Group Representations and Warranties. The Danton Group represents and warrants to FEC and acknowledges that FEC is relying upon such representations and warranties in entering into this Agreement:

         (a) VLC is a corporation, duly authorized, validly existing and in good standing under the laws of the State of Maine;

         (b) VLC has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly authorized and executed and constitutes the valid and binding obligations of the Danton Group enforceable against the Danton Group in accordance with its terms;

         (c) to the best knowledge of the Danton Group, PVA is the owner of the Intellectual Property subject to (i) the rights of Michael J. Horan as set forth in the Settlement Agreement, dated January 31, 1997 (the "Horan Agreement"), among Michael J. Horan, William M. Danton, PVA, and VLC, (ii) the rights of VLC pursuant to the Interim Agreement and (iii) the Canadian Agreements;

         (d) on the Closing Date Mr. Danton will own all of the PVA Stock free and clear of any claims or encumbrances;

         (e) subject to the receipt of the Court Order, they have the authority to enter into this Agreement and to complete the transactions contemplated hereby, without the approval or consent of any other person or authority;

         (f) other than as set forth in paragraphs (c) and (k) of this Section 3.2, at Closing no entity other than FEC will have any right to claim or acquire an interest in PVA or its assets;

         (g) on the Closing Date, PVA will not have any liabilities, accrued or otherwise, except pursuant to the Horan Agreement, the Interim Agreement and the Canadian Agreements;

         (h) the Danton Group has no reason to believe that the PVA Stock will not on Closing be validly issued and outstanding as fully paid and non-assessable, and the PVA Stock will be on the Closing Date free and clear of all liens, charges and encumbrances, and the PVA Stock will on the Closing represent 100% of the issued and outstanding shares of stock in PVA ;

         (i) upon receipt of the Court Order, Mr. Danton will have good and sufficient title, right and authority to enter into this Agreement on the terms and conditions hereof and to transfer to FEC the legal and beneficial title and ownership of the PVA Stock as contemplated hereunder;

         (j) there will be, as of the Closing Date, no rights, subscriptions, convertible or exchangeable securities, options, warrants or any other agreement outstanding with respect to the purchase or issuance of shares of stock in PVA;

         (k) the Danton Group has provided FEC with copies of the Canadian Agreements. With respect to all other agreements, the performance of this Agreement will not conflict with or result in a breach of any covenants or agreements contained in, or constitute a default under or result in the creation of any encumbrance pursuant to the provisions of, any agreement to which any of the Danton Group or PVA is a party or by which any of the Danton Group or PVA may be bound or to which any of the Danton Group or PVA may be subject or any judgment, decree, order, rule or regulation of any court or administrative body by which any of the Danton Group or PVA is bound or, to the knowledge of the Danton Group, any statute or regulation applicable to the Danton Group or PVA;

         (l) on the Closing Date, PVA will be in good standing under the laws of the jurisdiction in which it was formed and is duly qualified to carry on business in the jurisdiction where it carries on business;

         (m) each member of the Danton Group has full power and capacity to enter into this Agreement and all necessary acts of the Danton Group have been performed in order to authorize this Agreement;

         (n) subject to receipt of the Court Order, the entering into and the performance of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the charter documents of PVA or any member of the Danton Group, any shareholders' or directors' resolutions, or any indenture or other agreement (except for the Canadian Agreements), written or oral, to which PVA or the Danton Group may be bound or by which PVA or the Danton Group may be subject or any judgment, decree, order, rule or regulation of any court or administrative body by which PVA or the Danton Group is bound or to the knowledge of PVA or the Danton Group, any statute or regulation applicable to PVA or the Danton Group;

         (o) the capital of PVA is as described in Schedule A;

         (p) the Danton Group will deliver on the Closing Date, the corporate records of PVA, the share certificate book, register of directors and shareholders and minute book of PVA that is in the Danton Group's possession. To the Danton Group's knowledge, the duly elected or appointed directors and officers of PVA are as set out in Schedule B, each of whom will resign on or before the Closing as directed by FEC;

         (q) Schedule C constitutes a complete list of all rights being transferred to FEC by the Danton Group (the "Assets") and constitutes all of the assets owned by the Danton Group related to PVA and the Intellectual Property;

         (r) there is not any litigation, proceeding or investigation pending or threatened against PVA or the Danton Group nor does the Danton Group know, or have any grounds to know, of any basis for any litigation, proceeding or investigation against PVA or the Danton Group, any of which would materially affect PVA. Without limiting the generality of the foregoing and except for the court recognized debts owned by the Danton Group which are being transferred to FEC pursuant to this Agreement, there are, and on Closing there will be, no intercorporate debts or liabilities between the Danton Group and PVA or any of the Danton Group's affiliates;

         (s) to the best of the knowledge of the Danton Group, PVA has complied with any and all rules, regulations and policies and any and all regulatory authorities, agencies and commissions having jurisdiction over PVA or its assets or to which PVA or its assets may be subject;

         (t) to the best knowledge of the Danton Group, PVA has not guaranteed, nor agreed to guarantee, and is not otherwise obligated to act as surety with respect to any debt, liability or other obligation of any person, firm or corporation and on the Closing Date PVA will not have any such obligations;

         (u) PVA does not have any employees and has not paid, nor agreed to pay, any benefits under and does not have any pension, profit sharing, bonus or other similar plan;

         (v) Except for the Canadian Agreements and the Interim Agreement, PVA does not have outstanding, nor is it party to any material agreement, contract or commitment, whether written or oral, of any nature or kind whatsoever;

         (w) the Danton Group does not have outstanding, nor is it party to any agreement, contract or commitment, whether written or oral, of any nature or kind whatsoever relating to PVA electronic tournament poker, except the material contracts (the "Supplemental Material Contracts") as set out in Exhibit F. Each of the Supplemental Material Contracts has been duly authorized, executed and delivered by the member of the Danton Group purporting to execute such Supplemental Material Contract and is a legal, valid and binding obligation of such member of the Danton Group enforceable in accordance with its terms;

         (x) to the Danton Group's actual knowledge, PVA has been and is in compliance with all applicable federal, state, municipal and local laws, statutes, ordinances, by-laws and regulations and all orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency (collectively, the "Environmental Laws") relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substances (collectively, the "Hazardous Substances"). To the best of the knowledge of the Danton Group, PVA has obtained all licenses, permits, approvals, consents, certificates, registrations and other authorizations under the Environmental Laws (collectively, the "Environmental Permits") required for the operation of its business as currently being conducted. To the Danton Group's actual knowledge, each Environmental Permit is valid, subsisting and in good standing and PVA is not in default or breach of any Environmental Permit and no proceeding is pending or threatened to revoke or limit any Environmental Permit. To the best knowledge of the Danton Group, PVA has not used or permitted to be used, except in compliance with all Environmental Laws, any of its property or facilities or any property or facility that it previously owned or leased to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance. To the Danton Group's actual knowledge, PVA has never received any notice of, nor been prosecuted for an offense alleging, non-compliance with any Environmental Laws, and neither the Danton Group nor PVA have settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the business or any property or the assets of PVA nor has PVA received notice any of the same. To the Danton Group's actual knowledge, PVA has not caused or permitted, nor does the Danton Group have any knowledge of, the release, in any manner whatsoever, of any Hazardous Substance on or from any of PVA's properties or assets or any property or facility that PVA previously owned or leased, or any such release on or from a facility owned or operated by third parties but with respect to which PVA is or may reasonably be alleged to have liability. To the Danton Group's actual knowledge, all Hazardous Substances and all other wastes and other materials and substances used in whole or in part by PVA or resulting from the business of PVA have been disposed of, treated and stored in compliance with all Environmental Laws. To the Danton Group's actual knowledge, PVA has not received any notice that it is potentially responsible for a federal, state, municipal or local site clean-up or corrective action under any Environmental Laws;

         (y) subject to the Interim Agreement, the Horan Agreement and the Canadian Agreements, PVA is the owner of all right, title and interest in and to the Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property;

         (z) subject to the Horan Agreement and the Interim Agreement, no member of the Danton Group and no present or past employee, director, officer or shareholder of PVA owns directly or indirectly, in whole or in part, any intellectual property which PVA is presently using or which is necessary for the conduct of PVA's business relating to PVA electronic tournament poker;

         (aa) to the Danton Group's actual knowledge, the patent listed in Exhibit A (the "Patent") is currently in compliance with formal legal requirements (including payment of filing, examination, maintenance fees and proofs of working or use) is valid and enforceable, and is not subject to any maintenance fees or taxes. To the Danton Group's actual knowledge, the Patent has not been and is not now involved in any interference, reissue, reexamination or opposition proceeding. To the Danton Group's actual knowledge, there is no potentially interfering patent or patent application of any third party. To the Danton Group's knowledge, without investigation, the Patent is not infringed and has not been challenged or threatened in any way. To the Danton Group's actual knowledge, neither PVA electronic tournament poker nor any of the products manufactured, sold or licensed, nor any process or know-how used by PVA infringes or is alleged to infringe any patent or other proprietary right of any other person or entity;

         (bb) to the Danton Group's actual knowledge, the copyrights described in Exhibit A (the "Copyrights") have been registered and are currently in compliance with form legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions. To the Danton Group's actual knowledge, no Copyright is infringed or has been challenged or threatened in any way. To the Danton Group's actual knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                                   ARTICLE IV
                                    COVENANTS

         Section 4.1. FEC Covenants. FEC further covenants and agrees as follows:

(a) FEC shall use commercially reasonable efforts to (i) complete a reorganization and/or financing of FEC within six (6) months from the date of the Agreement and (ii) commercially promote, market and otherwise distribute the PVA electronic tournament poker terminals.

(b) FEC will defend, indemnify and hold harmless the Danton Group and any of its respective representatives, consultants, officers, directors, employees and agents, including but not limited to Mr. Danton and Mr. Silvester, from and against any and all Claims arising out of any public offering of FEC Stock or any other securities of FEC or its affiliates.

(c) FEC shall promptly perform all of its obligations hereunder, including the prompt delivery to VLC of all payments required pursuant to this Agreement.

(d) FEC acknowledges and agrees that the Danton Group desires to own stock in an entity that owns, either directly or indirectly, the Assets and that FEC shall not transfer or otherwise dispose of any or all of the Assets (except pursuant to a merger or reorganization as provided in Section 2.2(g) or with prior written consent of the Danton Group, which consent shall not be unreasonably withheld) during the term of this Agreement.

         Section 4.2. Danton Group Covenants. The Danton Group further covenants and agrees as follows:

(a) On the Closing Date and concurrent with the delivery of the second payment to the Danton Group (assuming the first payment has been made) pursuant to
Section 2.2(b), Mr. Danton and/or VLC, as applicable, shall deliver to FEC all instruments and other agreements evidencing the transfer to FEC of the Danton Group's rights in and to the Assets.

(b) During the period from the date of this Agreement to the Closing Date or the other termination or expiration of this Agreement, the Danton Group shall preserve the existing organization of PVA's business; continue to conduct the financial and other operations of PVA's business in the same manner as in the prior conduct of such business; not to sell or otherwise transfer any of PVA's assets unless in the ordinary course of PVA's business; and not to take any action inconsistent with the Danton Group's obligations under this Agreement.

(c) That the Danton Group shall promptly perform all of its obligations hereunder.

(d) The Danton Group will indemnify and hold harmless FEC from and against any and all Claims (i) arising out of the Canadian Agreements or (ii) resulting from an invalidity, infringement, lack of enforceability or interference with the Intellectual Property, in each case resulting from events or activities occurring on or before the Closing Date, provided that this indemnification shall not apply in the case of any Claims arising from or related to the negligence, misrepresentation or willful misconduct of FEC or any of its directors, employees, representatives or agents.



                                    ARTICLE V
                                  MISCELLANEOUS

         Section 5.1. Survival. The obligations to indemnify contained in this Agreement and the representations and warranties made in this Agreement or made pursuant hereto shall survive the consummation of the transactions contemplated by this Agreement, and shall survive any independent investigation by FEC or VLC, and any dissolution, merger or consolidation of FEC or VLC and shall bind the legal representatives, assigns and successors of FEC and VLC.

         Section 5.2. Entire Agreement; Amendment; and Waivers. This Agreement and the agreements required to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

         Section 5.3. Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by FEC and the Danton Group and their respective successors and assigns. This Agreement (and any rights, obligations or liabilities hereunder) may be assigned or delegated in whole or in part by either party, provided that FEC or the Danton Group, as the case may be, shall not be released from its liabilities and obligations hereunder upon any such assignment or delegation.

         Section 5.4. Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to the other party, or when sent by confirmed telecopy or facsimile machine to the number shown below, or when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of telecopy number:

                  If to FEC:        Mr. Bryan Dear
                                    Fortune Entertainment Corporation
                                    #303-543 Granville Street
                                    Vancouver, BC Canada
                                    V6C 1X8
                                    Facsimile: (604) 689-7087

                  With a copy to:   Douglas Seppala, Esq.
                                    DuMoulin Black
                                    10th Floor - 595 Howe Street
                                    Vancouver, British Columbia
                                    V6C 2T5
                                    Facsimile:  (604)687-3635

                  If to VLC or
                    Mr. Danton:      Mr. William M. Danton
                                     144 Elm Street
                                     Second Floor
                                     Suite 16
                                     Biddeford, ME  04005
                                     Facsimile:  (207) 286-2858

                  With a copy to:    Harold C. Pachios, Esq.
                                     Preti, Flaherty, Beliveau & Pachios, LLC
                                     443 Congress Street
                                     P.O. Box 11410
                                     Portland, ME 04104-7410
                                     Facsimile: (207) 791-3111

         Section 5.5. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes. The ARTICLE and SECTION headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         Section 5.6. Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

         Section 5.7. No Reliance. No third party is entitled to rely on any of the representations, warranties or agreements of FEC or VLC contained in this Agreement; and FEC and VLC assume no liability to any third party because of any reliance on the representations, warranties or agreements of FEC and VLC contained in this Agreement.

         Section 5.8. Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to the conflict of law principles thereof.

         Section 5.9. Interpretation. Should any provision of this Agreement require interpretation, the parties hereto agree that the interpreter shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party which itself or through its agent prepared the same, it being agreed that the agents of each party have participated in the preparation hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its duly authorized officers on the day and year first above written.


                                      FORTUNE ENTERTAINMENT CORPORATION



                                      By_____________________________________
                                        Name
                                        Title


                                      VIDEO LOTTERY CONSULTANTS, INC.



                                      By______________________________________
                                        Name
                                        Title

William M. Danton signs this Agreement for the limited purpose of being bound by the representations, warranties, agreements, indemnities and covenants of William M. Danton, and otherwise assumes no liability, responsibility or obligations hereunder.

                                        ______________________________________
                                        William M. Danton

                                    EXHIBIT A

                              INTELLECTUAL PROPERTY


U.S. Patent Number: 4,648,604

Copyright Registration Numbers:  TXU 187-640
                                 TXU 150-465

         The above mentioned intellectual property is subject to the Horan Agreement, the Interim Agreement and the Canadian Agreements.

                                    EXHIBIT B


                             [INTENTIONALLY OMITTED]

                                    EXHIBIT C

                                    EXHIBIT D

                                POOLING AGREEMENT

         The pooling agreement shall be entered into upon issuance of the FEC Stock and shall become effective on the date on which the FEC Stock is listed, posted and called for trading on a stock exchange or an over-the-counter market (the "Effective Date") and shall provide that any restrictions placed on FEC Stock subject to the pooling agreement shall be released as follows:

         1. 25% of the FEC Stock shall be released from the pooling restrictions on or after the Effective Date;

         2. an additional 25% of the FEC Stock shall be released from the pooling restrictions on or after a minimum of 3 months from the Effective Date;

         3. an additional 25% of the FEC Stock shall be released from the pooling restrictions on or after a minimum of 6 months from the Effective Date; and

         4. an additional 25% of the FEC Stock shall be released from the pooling restrictions on or after a minimum of 9 months from the Effective Date.

         The pooling agreement shall contain other customary terms and conditions reasonably satisfactory to FEC and the Danton Group.

                                    EXHIBIT E

                             VOTING TRUST AGREEMENT

         The voting trust agreement shall provide as follows:

         1. The parties to the voting trust agreement shall be Mr. Danton, or his designee, Mr. Bruce Horton and FEC.

         2. Mr. Danton, or his designee, shall agree to permit Mr. Horton to cast the votes allocated to the FEC Shares issued or transferred to Mr. Danton, or his designee, pursuant to the Purchase and Sale Agreement, dated September 5, 1997 (the "Purchase Agreement"), between the Danton Group and FEC as Bruce Horton it his absolute discretion may determine.

         3. The voting trust agreement shall automatically terminate upon (a) FEC's breach of the Purchase Agreement or (b) FEC's termination of the Purchase Agreement or (c) on the date of a bone fide arms-length transfer of the FEC Stock by Mr. Danton or his designee with respect to the FEC Stock so transferred or sold by Mr. Danton or his designee.

                                    EXHIBIT F

                         SUPPLEMENTAL MATERIAL CONTRACTS

Manufacturing Agreement

Software Release

                                    EXHIBIT G

                             STOCK PLEDGE AGREEMENT

         FEC shall grant Mr. Danton or his designee a security interest in the PVA Stock on the following terms and conditions:

         1. FEC shall deliver to Mr. Danton or his designee the PVA Stock certificate(s), together with executed, undated blank stock powers and otherwise in form for transfer, which certificate(s) will be held in escrow pursuant to the terms of the stock pledge agreement.

         2. So long as any of the PVA Stock is subject to the stock pledge agreement, FEC shall not be permitted to change, amend or modify in any way whatsoever the bylaws and certificate of incorporation of PVA without the prior written consent of the Danton Group, which consent shall not be unreasonably withheld.

         3. So long as any of the PVA Stock is subject to the stock pledge agreement, FEC shall not be permitted to sell, convey or otherwise transfer the PVA Stock, the Intellectual Property, the Manufacturing Agreement and the Software Release or place any liens or any encumbrances whatsoever on the PVA Stock, the Intellectual Property, the Manufacturing Agreement or the Software Release, in each case without the prior written consent of the Danton Group, which consent shall not be unreasonably withheld. PVA shall not incur any debt, liability or other obligation or responsibility whatsoever without first obtaining the prior written consent of the Danton Group, which consent shall not be unreasonably withheld.

         4. Mr. Danton or his designee, as applicable, shall agree to release the PVA Stock from the security interest granted by the stock pledge agreement pursuant to the following schedule, provided that all payments due and payable under the Initial Promissory Note have been made by FEC to Mr. Danton or his designee:

                  (a) Upon receipt by Mr. Danton or his designee of the $200,000 payment due on or before December 18, 1997 under the Second Promissory Note, 4.5% of the PVA Stock shall be released;

                  (b) Upon receipt by Mr. Danton or his designee of the $500,000 payment due on or before July 22, 1998 under the Second Promissory Note, an additional 11.5% of the PVA Stock shall be released;

                  (c) Upon receipt by Mr. Danton or his designee of the $500,000 payment due on or before July 22, 1999 under the Second Promissory Note, an additional 11.5% of the PVA Stock;

                  (d) Upon receipt by Mr. Danton or his designee of the $500,000 payment due on or before July 22, 2000 under the Second Promissory Note, an additional 11.5% of the PVA Stock; and

                  (e) Upon receipt by Mr. Danton or his designee of the $433, 014 payment due on or before July 22, 2001 under the Second Promissory Note, the balance of the PVA Stock, provided that FEC is not in default under the Purchase and Sale Agreement, dated as of September 5, 1997, the stock pledge agreement or the Initial Promissory Note or the Second Promissory Note.

                                   SCHEDULE A

                              PVA CAPITAL STRUCTURE

1,000 shares with a par value of $1.00 per share

                                   SCHEDULE B

                          DIRECTORS AND OFFICERS OF PVA




Directors
---------

William M. Danton
Theodore Silvester


Officers
--------

Alan Cohen

                                   SCHEDULE C

       LIST OF DANTON GROUP RIGHTS AND MATERIALS BEING TRANSFERRED TO FEC



1.       Intellectual Property;

2.       PVA Stock;

3. Manufacturing Agreement, dated April 24, 1997 (the "Manufacturing Agreement"), between Amusement World, Inc. and VLC;

4. Software Release Agreement (the "Software Release") among Amusement World, Inc., Stephen D. Holniker and William M. Danton; and

5. Any rights, documents, papers, files (whether paper or electronic) and other materials in the Danton Group's possession or control related to PVA and the Intellectual Property.

The above is being transferred subject to the terms, conditions and representations contained in the Agreement.

                         NON-NEGOTIABLE PROMISSORY NOTE



US$835,000.00                                                  September 5, 1997


         FOR VALUE RECEIVED, the FORTUNE ENTERTAINMENT CORPORATION, a Bahaman corporation ("Maker"), promises to pay to WILLIAM M. DANTON, an individual with an address in the City of Biddeford, County of York, State of Maine m("Holder"), or order, the principal sum of US Eight Hundred Thirty Five Thousand Dollars and No Cents (US$835,000.00).

         Principal shall be payable in two equal installments of US Four Hundred Seventeen Thousand Five Hundred Dollars and No Cents (US$417,500.00) with the first installment due and payable within thirty (30) days (the "Court Order Date") from the date of delivery to the undersigned of non-appealable court order approving a plan of reorganization for Professional Video Association, Inc., a Delaware corporation, and the second installment due and payable within 120 days of the Court Order Date.

         Prepayment shall be permitted, in whole or in part, without the payment of any premium or charge.

         If any such payments of principal are not paid when due, such unpaid amounts shall accrue interest at an interest rate that is the lesser of (1) fifteen percent (15%) per annum and (2) the highest rate permitted by applicable law. Failure by the Holder to collect one or more such late charges shall not be deemed a waiver by the Holder of its right to collect late charges for any other instance of late payment.

         In the event of (a) (i) default in the payment of any installment of principal and interest due hereon, including any late charge, if such default is continuing more than fifteen (15) days after the due date of said payment; or
(ii) any attachment, trustee process, lien, execution, levy, injunction, or receivership issued or made against the Maker or the security for the note, not removed within 90 days or if any final judgment or execution issued against Maker remains unsatisfied for a period of 90 days; or (iii) entry of a decree or order for relief with respect to Maker in any involuntary case under the British of Columbia, Bahama, or federal bankruptcy laws, as now or hereafter constituted, or any other applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, trustee, custodian (or similar official) of Maker, or ordering the winding-up or liquidation of its affairs not promptly contested and released or discharged within 30 days; or (iv) commencement by the Maker of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by Maker to the appointment of or taking possession by a receiver, liquidator, trustee, custodian (or other similar official) of the Maker or for any substantial part of its property, or the making by Maker of any assignment for the benefit of creditors, or the insolvency or the failure of the Maker generally to pay its debts as such debts become due, or the taking of action by the Maker in furtherance of any of the foregoing; or (b) in the event of the occurrence of any of the following events not cured within fifteen (15) days after written notice by Holder to Maker (i) dissolution, liquidation, or business failure of Maker or any party liable herefor; or (ii) the occurrence of any event, which, under the terms of any evidence of indebtedness, mortgage, loan agreement or other agreement or instrument which permits acceleration of the maturity of any indebtedness of Maker to any third party or otherwise constitutes a default by Maker under the terms of any such agreement or instrument, the Holder of this Promissory Note shall have the option to declare due and payable at once the entire principal balance hereof together with accrued interest at the rate hereinabove provided. No delay by the Holder hereof in exercising any right or remedy under any agreement, or other instruments or documents, or otherwise afforded by law, shall operate as a waiver of any right or remedy or preclude the exercise thereof during the continuance of any default.

         The Maker hereby waives presentment, demand, notice and protest, and does also agree to pay all costs incurred by Holder in the collection of the indebtedness evidenced hereby or in the preservation of or realization upon any collateral which is security herefor, including all reasonable attorneys' fees which may be incurred in connection therewith.

         This Promissory Note is issued in connection with the Purchase and Sale Agreement, dated September __, 1997, among Fortune Entertainment Corporation, VLC, Inc. and William M. Danton and is subject to certain terms of that agreement.

         This Promissory Note is subject to the condition that at no time shall the Maker be obligated or required to pay interest at a rate which could subject the Holder hereof to either civil or criminal liability, forfeiture or loss of principal, interest or other sums as a result of being in excess of the maximum interest rate which Maker is permitted by law to contract or agree to pay or which the Holder is permitted by law to receive. If by the terms of this note the Maker would at any time be required or obligated to pay interest at a rate in excess of such permitted maximum rate, the rate of interest under this Promissory Note shall be deemed to be immediately reduced to such maximum rate for so long as such maximum rate shall be in effect and shall thereafter be payable at the rate herein provided.

         This Promissory Note shall become effective immediately upon the date the Court Order is issued without any further action on the part of the Maker or Holder. This Promissory Note is non-negotiable.

         If any obligation or portion of this Promissory Note is determined to be invalid or unenforceable under law, it shall not affect the validity or enforceability of the remaining obligations or portions hereof. The terms and provisions hereof shall be construed pursuant to the laws of the State of Delaware.

         All payments due hereunder and any notice given by the Maker to the Holder hereof shall either, at the option of the Holder, be made by wire transfer according to instructions given by the Holder of this Promissory Note to the Maker of this Promissory Note or addressed to William M. Danton, at 144 Elm Street, 2nd Floor, Suite 16, Biddeford, Maine 04005, unless written notice of another address be given by the Holder hereof. Any notice shall be deemed duly given if addressed in the manner herein provided and sent postage prepaid, certified or registered mail, return receipt requested.

         This Promissory Note evidences a loan which is intended for use only for business or commercial purposes (excluding agricultural purposes), and the Maker hereby attests, warrants and certifies that the proceeds shall be used exclusively for such purposes.

         Maker will not, under any circumstances, rely on any oral statements, promises or assurances made by or on behalf of Holder with respect to the loan evidenced hereby, or Holder's intentions with respect thereto, including, but not limited to, any statement, promise or agreement to execute any written promise, contract, agreement or memorandum thereof.

         The undersigned hereby subjects itself to the jurisdiction of the courts of the State of Maine for any claims arising out of or related to this Promissory Note.

                                                     FORTUNE ENTERTAINMENT
                                                        CORPORATION, INC.



                                                     By:_______________________
                                                     Its

                              ASSUMPTION AGREEMENT

         ASSUMPTION AGREEMENT (the "Agreement"), dated as of September 5, 1997, by Fortune Entertainment Corporation, a Bahaman corporation ("FEC");

                                   WITNESSETH

         WHEREAS, PVA has entered into the Agreement, dated September 5, 1997 (the "Attorney Agreement"), with Pace Reich, Esq., PVA's bankruptcy counsel ("Attorney"), regarding the payment of Attorney's fees (the "Counsel Fees"), which Attorney Agreement is attached hereto as Exhibit A; and

         WHEREAS, FEC desires to assume certain of PVA's obligations under the Attorney Agreement;

         NOW, THEREFOR, for one dollar ($ 1.00) and other good and valuable consideration, the parties hereto hereby agree as follows:

         1. Subject to paragraph 6 hereof, FEC hereby assumes and agrees to pay, satisfy, honor, perform and discharge, as and when due, and otherwise in accordance with the Attorney Agreement, as of the date hereof, all liabilities, obligations and commitments of PVA under the Attorney Agreement up to an amount not to exceed US Three Hundred Thousand Dollars (US$300,000), excluding the obligations of PVA under (i) the last sentence of paragraph l(b) of the Attorney Agreement and (ii) paragraph 2 of the Attorney Agreement.

         2. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

         3. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to the other party, or when sent by confirmed telecopy or facsimile machine to the number shown below, or when properly deposited for delivery by a nationally recognized commercial ovemight delivery service, prepaid, and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of telecopy number:

                  If to PVA:        Mr. William M. Danton
                                    144 Elm Street
                                    Second Floor
                                    Suite 16
                                    Biddeford, ME 04005
                                    Facsimile: (207) 286-2858    With a copy to:

Harold C. Pachios, Esq.
                                    Preti, Flaherty, Beliveau & Pachios, LLC
                                    443 Congress Street
                                    P.O. Box 11410
                                    Portland, ME 04104-7410
                                    Facsimile: (207) 791-3111

                  If to FEC:        Mr. Bryan Dear
                                    Fortune Entertainment Corporation
                                    #303-543 Granville Street
                                    Vancouver, BC Canada
                                    V6C IX8
                                    Facsimile: (604) 689-7087

                  With a copy to:   Douglas Seppala, Esq.
                                    DuMoulin Black
                                    10th Floor - 595 Howe Street
                                    Vancouver, British Columbia
                                    V6C 2T5
                                    Facsimile: (604) 687-3635

         4. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes.

         5. This Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to the conflict of law principles thereof.

         6. Notwithstanding any other provision of this Agreement, FEC shall be released from all of its obligations under this Agreement if the Purchase and Sale Agreement, dated September 5, 1997, among FEC, Video Lottery Consultants, Inc. and, with respect to certain provisions, William M. Danton is terminated pursuant to Section 2. 1 (a) of that agreement.

         IN WITNESS WHEREOF, the parties hereto execute this Agreement on the day and year first above written.

                                           FORTUNE ENTERTAINMENT
                                             CORPORATION


____________________________               By______________________________
Witness
                                             Its

                                    EXHIBIT A

                                    AGREEMENT


         THIS AGREEMENT dated as of the ____ day of September, 1997, between PROFESSIONAL VIDEO ASSOCIATION, INC., a Delaware corporation ("PVA"), and PACE REICH, ESQ., bankruptcy counsel for PVA ("Attorney"), on behalf of Flamm, Boroff & Bacine, P.C. ("FB&B") and Clark, Ladner, Fortenbeau & Young ("CLF&Y");

                              W I T N E S S E T H:

         WHEREAS, Attorney has acted as bankruptcy counsel for PVA at FB&B and CLF&Y;

         WHEREAS, PVA will owe FB&B and CLF&Y approximately Three Hundred Thousand Dollars ($300,000.00) for attorneys fees and disbursements (together, the "Counsel Fees") necessary to obtain an order reorganizing PVA;

         WHEREAS, PVA desires to pay, and FB&B and CLF&Y desire to receive, payment of the Counsel Fees pursuant to the terms and conditions of this Agreement;

         NOW, THEREFORE, for One Dollar ($1.00) and other good and valuable consideration, the parties hereto hereby agree as follows:

         1. Upon receipt by PVA of a final court order from the bankruptcy court approving a plan of reorganization for PVA sponsored by William M. Danton, which final order has become non-appealable (the "Court Order"), Attorney, on behalf of FB&B and CLF&Y, agrees to accept payment of the Counsel Fees, subject to approval of the bankruptcy court, as follows:

         a. An amount equal to not less than $100,000 shall be payable on or as soon as practicable after receipt of the Court Order from the proceeds of the letter of credit delivered to Attorney by Fortune Entertainment Corporation in connection with the plan of reorganization of PVA being sponsored by William M. Danton;

         b. The balance of the Counsel Fees shall be payable in quarterly installments of $25,000 each commencing 90 days after receipt of the Court Order, provided that the amount of the last installment, if less than $25,000, shall be in an amount sufficient to satisfy the unpaid balance of the Counsel Fees.

         2. Within thirty (30) days of receipt of the Court Order, PVA shall deliver to Attorney a letter of credit in the form attached hereto as Exhibit A, which letter of credit shall at all times guarantee the entire unpaid balance of Counsel Fees.

         3. Attorney shall coordinate the distribution of the amounts received in payment of the Counsel Fees among FB&B and CLF&Y, with FB&B receiving payment of its fees first.

         4. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

         5. This Agreement (and any rights, obligations or liabilities hereunder) may be assigned or delegated in whole or in part by PVA, provided that PVA shall not be released from its liabilities and obligations hereunder upon any such assignment or delegation.

         6. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to the other party, or when sent by confirmed telecopy or facsimile machine to the number shown below, or when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of telecopy number:

                  If to Attorney.:  Pace Reich, Esq.
                                    Flamm, Boroff & Bacine, P.C.
                                    925 Harvest Drive
                                    Suite 120
                                    Blue Bell, PA  19422
                                    Facsimile:  (215) 239-6060

                  If to PVA:        Mr. William M. Danton
                                    144 Elm Street
                                    Second Floor
                                    Suite 16
                                    Biddeford, ME  04005
                                    Facsimile:  (207) 286-2858

                  With a copy to:   Harold C. Pachios, Esq.
                                    Preti, Flaherty, Beliveau & Pachios, LLC
                                    443 Congress Street
                                    P.O. Box 11410
                                    Portland, ME 04104-7410
                                    Facsimile: (207) 791-3111

         7. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes.

         8. This Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to the conflict of law principles thereof.

         IN WITNESS WHEREOF, the parties hereto execute this Agreement on the day and year first above written.


______________________________            _____________________________________
Witness                                   Pace Reich, Esq., on behalf of Flamm,
                                           Boroff & Bacine and Clark, Ladner,
                                           Fortenbeau & Young


                                          PROFESSIONAL VIDEO ASSOCIATION
                                          INC.


______________________________            By:__________________________________
Witness
                                             Its

                               DISTRIBUTION AGREEMENT

         This Agreement, entered into this _____ day of September, 1997, by and between VIDEO LOTTERY CONSULTANTS, INC., a Maine corporation ("VLC"), and FORTUNE ENTERTAINMENT CORPORATION, a Bahaman corporation ("FEC").

                                   WITNESSETH

         WHEREAS, VLC is the holder of certain rights to distribute the PVA Electronic Tournament Poker Terminal ("Terminal") and;

         WHEREAS PVA has the right to sublicense its rights to distribute said Terminals and to operate tournaments based thereon ("PVA Tournaments"); and

         WHEREAS, FEC desires to obtain from VLC a sublicense of limited duration and geographic scope with which to distribute the PVA Terminal and operate PVA Tournaments;

         NOW THEREFORE in consideration of the mutual covenants and promises herein contained, the adequacy of which consideration is hereby acknowledged, the Parties hereto agree as follows:

         1. Grant of Right, Duration and Scope.

                  1.1 VLC hereby grants to FEC the exclusive right to distribute the Terminal and operate PVA Tournaments solely in the State of California subject to limitations contained herein.

                  1.2 VLC hereby grants to FEC the exclusive right to utilize the intellectual property contained within the Terminal subject to the above geographic restriction, including but not limited to the Terminal's, and hardware, software, operating systems and rules and regulations of tournament play.

                  1.3 FEC may not sublicense, resell, retransfer, assign, collateralize or otherwise dispose of any rights acquired under this Agreement to a third party without the prior written consent of VLC.

                  1.4 Any and all rights granted under this Agreement shall remain in full force and effect only for a period of the earlier to occur of (1) one hundred eighty (180) days from mutual execution of this document and (2) termination of the Interim Agreement (as defined below) in accordance with
Section 1.2 of the Interim Agreement.

         2. Royalty Payments.

         2.1 FEC shall pay to Professional Video Association, a Delaware corporation ("PVA"), royalty payments as set forth in Section 2 of the Amended Interim Distribution Agreement between PVA and VLC and attached hereto as Exhibit A (the "Interim Agreement").

         3. Breach of Contract.

                  3.1 Failure of either party hereunder to fulfill its obligations herein assumed shall constitute a default under this Agreement. Notwithstanding the generality of the foregoing, the following shall constitute a default as to the specified party, each of which shall, if uncured as provided below, be deemed sufficient cause for termination of this Agreement:

                  3.1.1 As to FEC, the failure to remit any sums due to PVA or other parties due and owing under this Agreement;

                  3.1.2 As to VLC, any breach by VLC of the exclusivity of the distribution rights and other rights granted to FEC hereunder, it being understood and agreed that, due to the unique nature of the Terminal, the remedy of specific performance shall be available in the event of such a breach.

                  3.1.3. In the event of default by either party, upon written notice delivered by the non-defaulting party, the defaulting party shall have thirty (30) days in which to cure such default.

        4. Execution Signatures.

                  4.1 This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original.

        5. Integrated Agreement.

                  5.1 The parties hereto acknowledge that this is the entire Agreement between them and no alterations, additions, amendments or parol evidence thereto shall be valid.

        6. Limitations.

                  6.1 VLC and FEC agree and understand that rights not expressly granted in this Agreement have not been transferred by VLC to FEC. VLC retains all ownership to the extent provided in the Interim Agreement of intellectual property including but not limited to: trademarks, patents, copyrights, trade dress, trade secrets and any other technical know-how or creative expression inherent in or part of the Terminal or the rules of PVA Electronic Tournament Poker play.

                  6.2 FEC hereby warrants that it shall use, distribute, market and/or present to the public the Terminal and associated trademarks in a manner that shall present to the public the best possible reputation and assurances of quality control. FEC hereby warrants that it will not dilute, disparage, tarnish or otherwise diminish the value of any trademarks, trade dress, or other intellectual property associated with the Terminal or PVA Electronic Tournament Poker play.

                  6.3 FEC understands and agrees that it waives any right to register with any regulatory agency or government body any intellectual property, such as but not limited to copyright, trademark or patents, during or after the license period of this agreement.

                  6.4 FEC hereby agrees and warrants that it will operate PVA Electronic Tournament Poker play only in accordance with the rules and regulations of PVA Electronic Tournament Poker play, attached hereto as Exhibit B.

         7. Governing Law.

                  7.1. This Agreement shall be governed and construed in accordance with the laws of the State of Maine.

         IN WITNESS THEREOF the parties hereto set their hands and seals in their said capacities, the day and year first above written.



                                             VIDEO LOTTERY CONSULTANTS, INC.



                                             By: /s/ William M. Daulton
                                             --------------------------------
                                                Its: President

                                            FORTUNE ENTERTAINMENT CORPORATION



                                             By: /s/ xxxxxxxxxx
                                             --------------------------------
                                                 Its: xxxxxxxxx

                     AMENDED INTERIM DISTRIBUTION AGREEMENT

         THIS AGREEMENT, entered into this 30th day of September, 1996, by and between Professional Video Association, (hereinafter "PVA"), a Delaware Corporation, and VLC, Inc., (hereinafter "VLC"), a Maine Corporation.

                               W I T N E S S E T H

         WHEREAS, PVA is the owner of certain patents and copyrights (hereinafter collectively "the Intellectual Property") with respect to the Professional Video Association Tournament Terminal ("Terminal") and the play of the game known an Professional Video Association Tournament Poker thereon; and

         WHEREAS, VLC has the capacity and capability to distribute and to license said Terminals and to operate tournaments thereon; and

         WHEREAS, PVA is the debtor in possession in a proceeding commenced pursuant to Chapter 11 of the United States Bankruptcy Code, now pending in the United States Bankruptcy Court for the District of Delaware, Case No. 95-016 PJW; and

         WHEREAS, PVA has filed a plan and disclosure statement in connection with that proceeding; and

         WHEREAS, said plan provides for, inter alia, payment of the claims of unsecured creditor in the amount of 100% of allowed claims over time; and

         WHEREAS, VLC is the sponsor of the plan filed by PVA and is the quarantor of payments to be made under the plan; and

         WHEREAS, PVA and VLC have entered into a Distribution Agreement which is subject to approval of the Bankruptcy Court in connection with confirmation of the proposed plan of reorganization sponsored by VLC; and

         WHEREAS, Pending confirmation of the plan of reorganization, VLC has the capability of placing and licensing Terminals in the State of California; and

         WHEREAS, PVA and VLC believe that the placing and licensing of Terminals in the State of California will provide substantial income to PVA; and

         WHEREAS, the parties desires to allow VLC to place and license such Terminals in the State at California and to protect the interest of VLC and its licensees in the event that the court should not approve the VLC Distribution Agreement or fail to confirm the plan of reorganization sponsored by VLC.

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the adequacy of which consideration in hereby acknowledged, the parties hereto agree as follows:

         1. GRANT OF RIGHTS; DURATION

         1.1 PVA hereby grants to VLC the exclusive rights to the Intellectual Property in the State of California, including but not limited to, the Terminals, any hardware, software, operating systems and rules and regulations of tournament play.

         1.2 This agreement shall remain in full force and effect until terminated by order of the United States Bankruptcy Court for the District of Delaware in Case No. 95-016PJW.

         2. ROYALTY PAYMENTS

         2.1 As consideration for the rights herein granted, VLC shall pay to PVA a royalty equal to the following:

         2.1.1 As to Terminals with respect to which VLC owns and directly places such Terminals in operating locations twenty-five (25%) percent of the "net win" of the Terminals placed by VLC, in the State of California where "net win" equals tournament entry fees minus tournament prizes.

         2.1.2 As to terminals with respect to which VLC licenses third parties ("Licensees") to place Terminals in operating locations twenty-five (25%) percent of the "net win" as hereinabove defined plus twenty-five (25%) of the initial gross licensing fee which initial gross licensing fee shall be not less than four thousand nine hundred ($4,900) dollars per Terminal.

         2.2 The royalty payment on net win shall be paid by VLC to PVA not less frequently than quarterly, with payments due not more than thirty (30) days after the end of the quarter in which earned. The royalty payment on initial gross licensing fee shall be payable shall be paid an any portion of the gross licensing fee within ten (10) days after receipt thereof by VLC.


         3. DEFAULT; CONSTRUCTION

         3.1 The failure of either party hereunder to fulfill its obligations herein assumed shall constitute an event of default. Notwithstanding the generality of the foregoing, the following shall constitute events of default as to the specified party, each of which shall, if uncured, be deemed sufficient cause for termination of this Agreement;

         3.1.1 As to VLC, the failure to remit any sums due to PVA under this Agreement;

         3.1.2 As to PVA, any breach of the exclusivity of the distribution rights granted to VLC hereunder, it being understood and agreed that, due to the unique nature of the Intellectual Property, the remedy of specific performance shall be available in the event of such a breach.

         3.1.3 In the event of a default by either party, upon written notice delivered by the nondefaulting party, the defaulting party shall have thirty
(30) days in which to cure such default.

         3.2 This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania.

         4. EXECUTION; SIGNATURES

         4.1 This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original.

         4.2 It is agreed that signatures hereon transmitted by facsimile transmission shall have the force and affect of, and shall be deemed to be, originals.

         5. CANADIAN PARTNERSHIPS

         5.1 The parties hereto acknowledge that PVA has previously entered into certain agreements with respect to the Intellectual Property with PVA Partnership I and Software 1993 Partnership I, which are Ontario, Canada Limited Partnerships, (hereinafter referred to as the "Canadian Partnerships"). The parties further acknowledge that PVA's Plan of Reorganization provides for the conditional rejection of such agreements to the extent that they are executory contracts, and further expresses the intent of PVA to commence adversary proceedings to determine the validity of such agreements to the extent that they may be deemed to be nonexecutory contracts.

         5.2 The parties acknowledge and agree that, to the extent that the agreements with the Canadian Partnerships are ratified and affirmed by PVA, or alternatively, to the extent that they are determined by the Bankruptcy Court or other court of competent jurisdiction to be valid and binding agreements upon PVA, then the performance of PVA of its obligations under said agreements shall not be deemed to be a breach of this agreement; provided that, to the extent that the agreements with the Canadian Partnerships reassign distribution rights to the Intellectual Property to PVA, then the assignment of said distribution rights to VLC hereunder shall be deemed to have been made pursuant to said agreements.

         6. BANKRUPTCY COURT APPROVAL

         6.1 This Agreement is subject to the approval of the United States Bankruptcy Court for the District of Delaware in Case No. 95-016PJW. PVA shall promptly seek approval of this Agreement.

         7. SURVIVAL

         7.1 In the event that this Agreement shall be terminated by Order of the United States Bankruptcy Court for the District of Delaware in Case No. 95-016PJW, all rights and obligations of VLC and its licensees relating to all Terminals, placed or licensed by VLC, during the term hereof shall remain in full force and effect. VLC and its licensees shall have the right to repair and/or replace any and all Terminals which had been placed or licensed by VLC during the pendency of this Agreement for a period of twenty (20) years from the date of placement or license of any such Terminals. Such rights shall continue only so long as VLC shall continue to pay all royalty amounts due pursuant to subparagraphs 2.1, 2.1.1 and 2.2.2 hereof.

         8. INTEGRATED AGREEMENT

         8.1 This in the enter Agreement between the parties and no alterations, additions or amendments thereto shall be valid unless in writing are signed by both parties.

         IN WITNESS WHEREOF, the parties, hereto set their hands and seals, in their said capacities, the day and year first above written.

PROFESSIONAL VIDEO                      VLC, INC.
  ASSOCIATION, INC.



By:                                     By: William M. Daulton
     ------------------------------     ----------------------
        ITS: PRESIDENT                      ITS: PRESIDENT

                               LIBRARY OF CONGRESS

                               -------------------
                                Copyright Office
                              of the United States

                               -------------------

                                WASHINGTON, D.C.






         THIS IS TO CERTIFY that the attached photocopies are a true representation of the work entitled PROFESSIONAL VIDEO ASSOCIATION, INCORPORATED GAMES, RULES, DESIGNS, FORMATS & SYSTEMS deposited in the Copyright Office with claim of copyright registered under number TXu 150-465.

         IN WITNESS WHEREOF, the seal of this Office is affixed hereto on July 18, 1997.


                                   Marybeth Peters
                                   Register of Copyrights

                                   By: /s/ Charles Roberts
                                   ----------------------------
                                   Charles Roberts
                                   Head
                                   Certifications and
                                    Documents
                                   Information and Reference
                                    Division

                      PROFESSIONAL VIDEO ASSOCIATION, INCORPORATED
                       GAME, RULES, DESIGNS, FORMATS AND SYSTEMS







                               LIBRARY OF CONGRESS

                                OCTOBER 17, 1998

                                Copyright Office





               Copyright (C)1983, By Professional Video Association, Inc.

         The Professional Video Association, Inc. (P.V.A.) is a Delaware Corporation organized to elevate the standards of video play, to promote interest in organized video competition and game activities via professional tournaments on a local, area, state, regional, national and international level, to protect the mutual interests of its members and associates, to establish a Tournament Policy Board and, in effect, any other object which may be determined from time to time by the P.V.A.

         The Tournaments are designed to test the skills of video game players from an Apprentice Professional and Master Professional status in competition both within a player's geographical area, across the country and internationally.

         P.V.A., through advertising, education, skill-earned membership levels, associates and employment opportunities, will promote the fact that there is a tremendous amount of skill, timing, visual perception, to name a few, involved in playing a video game. Much like the professionals in golf and bowling test a golf course or a bowling alley in organized prize competition, the video game players will compete against other qualified members of the P.V.A. while they play P.V.A. sanctioned video machines and games

         What follows is a more detailed explanation of what P.V.A., the tournaments, its members, associates, site locations, game equipment, rules, designs, formats and systems are about.

         For the purpose of establishing local daily and weekly, monthly area, and yearly state, regional, national and international tournaments the P.V.A. shall divide the country into local sites progressing to areas, states, regions, national and international Tournament Location Sites.

         A Site is actually a P.V.A. Tournament Site. All such sites shall use only P.V.A. authorized and approved tournament video games, machines and related equipment and only paid and/or earned qualified member players may participate in any sanctioned, authorized and/or approved tournament or sponsored event.

         The following contains some definitions unique to P.V.A. applications and terms relating to game equipment, rules, designs, formats and systems.


TOURNAMENT SITE: A sanctioned qualified tournament site is one that has been duly licensed and accepts the rights, privileges and responsibilities to operate as such by P.V.A., abiding by all the rules and regulations of P.V.A. This includes the use, operation and application of only P.V.A. authorized and approved tournament video games, machines, related equipment, formats and systems as well as the standards for the location and condition of the site. Each such site shall also be required to comply and execute the rules of each tournament as set forth by P.V.A., including the awarding of prizes and the system of operation of the tournament site.


QUALIFIED TOURNAMENT PLAYER: A tournament player is one who is of legal age to enter any such event. Any person who is not of legal age and wishes to enter a tournament must have the express written consent of his or her parents or natural guardian to qualify to enter such tournament. A tournament player is one who pays the required membership and entry fees for each entry in a tournament, or has earned through his or her video skills one or more entries in a weekly tournament or progressively higher level tournament.

EXAMPLE: Every tournament player must be a bona fide member of P.V.A. by paying an annual $5.00 membership fee, good from January 1 through December 31 of any calendar year. The membership card is attached to the Apprentice application of the P.V.A. and is issued in conjunction with the player's very first daily tournament entrance fee at any P.V.A. site. Yearly annual renewal is at the highest skill level acquired at renewal time, and upon surrender of the previous year's membership card.

         Upon payment and issue of the P.V.A. membership card, the holder thereof is a bona fide member for that calendar year and is entitled to enter any tournament on a daily or weekly basis as often as he or she wishes after paying the prescribed entrance fees. He or she must win a weekly tournament at a P.V.A. site in order to have earned Professional Player status, which when you win the weekly tournament at any site, the prize voucher includes your membership card status change to Professional Player, upon the exchange or surrender of your Apprentice membership card. This skill earned status change from Apprentice level to Professional Player level can only be accomplished by winning a weekly tournament at a P.V.A. site. If you win one or more daily tournaments during a given week, you win the equal amount of daily $100.00 first prizes and free tournament entrances into that weekly tournament for that week only at that site only. Progressing from the daily tournament with a $10.00 entrance fee, competing for one $100.00 first prize and free entrance fee to the weekly tournament at that site, any bona fide P.V.A. member may BUY-IN to the weekly tournament with a $20.00 entrance fee competing for a $500.00 first prize, one free entrance fee to the monthly area tournament, and Professional Player status. The automatic elevation from the Apprentice level to the earned skill level of Professional video player enables you to enjoy all the privileges of Apprentice status and give you the opportunity to BUY-IN to any monthly area tournament. You must have won a weekly tournament at any P.V.A. site to compete in any area monthly tournament. The weekly tournament winner in a given area automatically entitles you to one free entrance fee to that monthly area tournament. Any bona fide P.V.A. player who has through his skill earned his or her Professional status may BUY-IN any monthly area tournament for $50.00 tournament entrance fee, competing for a $2,500.00 first prize, $1,000.00 second prize and $500.00 third prize. All three winners of any monthly area tournament are elevated to Master Professional Player only first place wins free entrance to that State Tournament, and any Master Professional may BUY-IN any state wide tournament in the U.S.A. for a $100.00 entrance fee, with proof of a Master Professional status in good standing.

         The national tournaments are limited to one free entrance for each state champion and a $1,000.00 BUY-IN for P.V.A. Master Professionals in good standing. Special or International Tournaments held at various times will be by invitation only and prizes and fees will be set by P.V.A.

third in a monthly area tournament at a P.V.A. site. Limited only to entrance in Invitational or Special Event P.V.A. competition.

BUY-IN: This applies to a sum of money paid as entrance fee to a P.V.A. tournament. Different tournaments have different monetary entrance fees, and different membership level qualifications.

BUY-IN FEES:

Tournament    Fee             Membership Status Required
----------    ---             --------------------------

Daily         $10.00          Apprentice, Professional and
                              Master Professional
Weekly        $20.00          Apprentice, Professional and
                              Master Professional
Area          $50.00          Professional & Master Professional
State         $100.00         Master Professional Status only
National      $1,000.00       Master Professional Status only
Invitational  Set by          Master Professional Status with
or Special    P.V.A.          Invitation or P.V.A. exception
Events

Example: Apprentice membership cannot BUY-IN to a monthly area tournament. He or she must have attained the Professional status by first winning a weekly tournament at a P.V.A. site. A Master Professional may BUY-IN to any and all tournaments by paying the monetary entrance fee and hold membership in good standing with the P.V.A. The only exceptions being Invitational or Special Event P.V.A. Tournaments.

TOURNAMENT POLICY BOARD: Each local area will have a Tournament Policy Board to act and execute with authority under the direction of the P.V.A. in matters of policy and mutual interest.

The Board will be appointed by the P.V.A. The P.V.A. will, at all times, have the final authority.



ASSOCIATES: Any and all persons in direct or indirect employment or contract with mutual interest in the P.V.A.



CURRENT SCHEDULE OF PRIZES:


Tournament      Prize
----------      -----

Daily One $100.00 prize and one free entrance for that weekly tournament at that P.V.A. site.

Weekly One $500.00 prize and free entrance to the monthly area tournament, with automatic elevation to Professional membership status. Apprentice membership card must be exchanged for the Professional membership card at the time of prize collection.

Monthly Area    THREE PRIZES ARE AWARDED:

                First Prize: $2,500.00 and one free entrance fee to the State Tournament, with elevation to the Master Professional status. Winners Professional card must be exchanged for Master Professional membership card at prize collection time.

                Second Prize: $1,000.00 and elevation to Master Professional. Winners Professional card must be exchanged for Master Professional membership card at prize collection time. (No free entrance fee to State Tournament, BUY-IN $100.00)

                Third Prize: $500.00 and elevation to Master
                Professional. Winners Professional card must be exchanged for Master Professional membership card at prize collection time. (No free entrance fee to State Tournament, BUY-IN, $100.00)

State           THREE PRIZES ARE AWARDED:
Tournaments
                First Prize: $10,000.00 and one free entrance fee to the National Tournament. State Champion Trophy and expenses to the National Tournament.

                Second Prize: $5,000.00 and Trophy.

                Third Prize: $1,000.00 and Trophy.

Regional,     Prizes and Schedules along with qualifications will
National,     be set by P.V.A,
International
and Special Events


MEMBERSHIP CARDS:

Apprentice Card                Color is red with white letters

Professional Card              Color is white with blue letters

Master Professional Card       Color is blue with gold letters


SAMPLE P.V.A. MEMBERSHIP  CARD:

This card acknowledges that the holder hereof is a bona fide member of the Professional Video Association, Incorporated, P.V.A., for that calendar year, and is entitled, upon payment of membership dues, to compete in P.V.A. sponsored Tournaments on the Apprentice level in daily and weekly tournaments. This card is non-transferable. It may be revoked at any time by the P.V.A.



Date ___________________                   Signature _________________________



Separate cards with different colors for Professional and Master Professional status will be issued with a separate clause for yearly renewal to maintain the earned skill level acquired.



LOGO


   The three (3) letters P V A

   Thirteen (13) lines forming each letter, equally spaced and sized (see enclosure)

Operation of the Tournament:

         Each tournament site shall be required to operate a tournament on a daily and weekly basis and to award a set amount of money for the daily tournament (one first prize of $100.00) and a weekly tournament (one first prize of $500.00). These amounts are to be set exclusively by the P.V.A. The amount to be charged as an entrance fee for each tournament and fee for membership shall be established exclusively by the P.V.A. also. The Tournament Players are required to be bona fide non-voting members of the P.V.A. who are required to pay an annual membership fee, good from January 1 through December 31 of any calendar year. The Membership Card is attached to the very first daily tournament entrance fee application and is one of the three levels of membership status available.

          1. Apprentice Membership is the initial non-voting membership in the P.V.A.

          2. Professional Membership is the second, non-voting membership level that can ONLY BE EARNED through the players' skill of winning a weekly tournament at a P.V.A. tournament site.

          3. Master Professional is the third, non-voting membership level that can ONLY BE EARNED through the players' skill of winning an area monthly tournament.

Progression from Apprentice through the second and third levels of membership in P.V.A. can only be acquired through a player's skill.

         Membership progression through the three levels requires the following:
At each level of membership progression, upon collection of the prize, the membership elevation to the next status level is complete when the lower level membership card is exchanged for the new membership card. At that time, the member player is entitled to his or her BUY-IN privileges at that particular tournament level.

         Never, at any time, is membership or the membership card transferable. All membership fees are the exclusive income of P.V.A. To ensure that all prize money will be available for each tournament and prize period, the individual sites must make deposits in advance with P.V.A. of any and all prize money to be awarded to the players and fee to be paid to P.V.A. for conducting the area, regional, state and national tournaments. These advance deposits are to be based on a minimum number of tournament players for each daily and weekly tournament, regardless of the actual number of players on any given day or week. In the event there are less actual tournament players than the established minimum, then that cost is the cost of that tournament site. In addition, P.V.A. shall be entitled to a percentage of the amount received by the tournament site for each and every participant over the minimum established for each site by the P.V.A. The system for ensuring such deposits and payments and prize vouchers shall be established by the P.V.A. Such system shall be the exclusive property of the P.V.A. and may be modified from time to time by the P.V.A.

Summary of the Tournament Set Up:

         Each tournament site must conduct, under the standards established by the P.V.A., a daily tournament and a weekly tournament. A minimum of five (5) daily and a maximum of six (6) daily tournaments with one day set aside as the weekly day of that site's weekly tournament. The number of daily tournaments are not to conflict with local Sunday laws concerning business operation.

         All tournaments held at the P.V.A. sites are to take place using ONLY the approved P.V.A. Tournament Video Machines and/or Games. These tournaments are to consist of daily monetary prizes ($100.00 first prize) for the best performance by a bona fide member of P.V.A., on the day of that particular tournament, at each site. All members in good standing who pay their entrance fee for the daily tournament compete to place first that day and win $100.00 monetary prize and free entrance to that weekly tournament at that site location. If he or she wins the weekly tournament, they win $500.00 and one free entrance to the monthly area tournament. If the member is only at Apprentice level of membership, he or she progresses to the Professional status. Any member in good standing may BUY-IN ($20.00) to the weekly tournament at any P.V.A. site.

         The winner of the weekly (first prize), because of his skill, progresses to the second level of membership in P.V.A.-Professional. He or she wins free entrance to the monthly area tournament, in addition to the $500.00 first prize. Any Professional (second level membership) and Master Professional (third level membership) may BUY-IN to the monthly area tournament ($50.00). NO APPRENTICE may BUY-IN to any tournament beyond the weekly tournaments. All members must earn, through skill, their second and third level Professional status. You may only advance in membership level after you have earned and exchanged the lower status membership card for the new membership card.

         The Professional member must win, or place second or third in a monthly tournament to acquire the Master Professional Level of membership in P.V.A. Only a Master Professional may win or use BUY-IN privileges in a state, regional or national tournament.

Example of Membership Progression through P.V.A.:

Apprentice: Any person of legal age or consent can only acquire P.V.A. membership at the very first entrance to a daily P.V.A. tournament. He or she pays a $5.00 annual membership fee and the $10.00 entrance fee to that daily tournament.

         The winner of a daily tournament wins $100.00 first prize and free entrance to that weekly tournament at that site. He or she may win as many daily contests as he or she can. They may win as many as six free entrance fees for any one weekly tournament.

         The first place winner of a weekly tournament wins $500.00 and free entrance to the monthly area tournament with the membership status change to Professional.

         Apprentices may BUY-IN only to the weekly tournaments ($20.00). Apprentices must win a weekly tournament at a P.V.A. site to earn BUY-IN privileges or advancement to P.V.A. tournaments beyond the weekly tournament.

Professional Membership: Professional membership enjoys all of the Apprentice rights and benefits, and because he or she has demonstrated his or her skill to win a weekly tournament, he or she is elevated to the Professional status. When the member player won the weekly tournament, he wins first prize of $500.00 plus he must exchange his Apprentice membership card at the time he collects his voucher, which includes the Professional membership card. He also wins free entrance fee to the monthly area tournament, which information is included on the P.V.A. voucher. In addition, he has the rights to BUY-IN to any tournament up to and including any monthly area tournament ($50.00 BUY-IN fee) as long as his or her membership is in good standing.

Master Professional: Enjoys all the rights, privileges and benefits of both Apprentice and Professional and is the highest membership level that can only be attained by winning first, second or third prize in the monthly area tournament. The first prize winner wins $2,500.00, free entrance fee to the State Championship and elevation to Master Professional. When he exchanges his Professional membership card for the Master Professional membership card, the prize, membership card along with the free entrance fee to the State Championship, are included on the P.V.A. voucher. The second prize winner receives $1,000.00 and membership elevation to Master Professional. (NO free entrance fee to State Championship. However, with his or her newly acquired Master Professional card, they have the privilege to BUY-IN to any and all state championships for $100.00 entrance fee, and the National Championship for $1,000.00 as long as membership is in good standing.) The third prize winner receives $500.00 and membership to Master Professional. (Same BUY-IN privileges as second prize winner.)

         The P.V.A. voucher system is a unique part of the prepaid prize and/or free entrance system used for P.V.A, membership card exchange, winners, monetary payments, and applicable membership status elevation.

         The P.V.A. has the exclusive rights, the authority and the final determination for any and all tournaments, site locations, the number of and scheduling of, from the daily through the National, International and Special Event Tournaments.

IN SUMMARY:

         The P.V.A. as an organization is designed for the purpose of promoting fair tournament play, as well as other video game activities. These would include clinics, educational demonstrations on the play of the video games, advertising, employment opportunities, organizational non-voting membership, individual competition and team competition, etc. Additionally, the P.V.A. believes that the talent involved in playing any video game should be recognized as such. It is thought by many people that video games are merely entertainment and diversion. Much like tennis, bowling, golf and other sports, there are many elements of skill present when one plays a video game. By establishing qualifying tournaments across the country, as well as a uniform system of video games and machines, the P.V.A. will attempt to show and exemplify the skills of players from the Apprentice to the Master Professional levels throughout the country to the people across the country and beyond.

        This document submitted for copyright: September _________, 1983

                        Video Lottery Consultants, Inc.
                           144 Elm Street, 2nd Floor
                                    Suite 16
                             Biddeford, Maine 04005



January 27, 1998



Fortune Entertainment Corporation
Suite 303-543 Granville Street
Vancouver, B.C.
V6C 1X8


Attention: Mr. David Jackson

Dear Sirs:

Re: Purchase and Sale Agreement (the "Agreement") dated September 5, 1997 among Fortune Entertainment Corporation (a Bahamas corporation) ("FEC"), Video Lottery Consultants, Inc. (a Maine corporation) ("VLC") and William M. Danton ("Mr. Danton", together, the "Danton Group")

The undersigned acknowledge that certain payments or other events which were to occur by certain dates specified in the Agreement, did not occur.

The undersigned also acknowledge that on October 14, 1997, FEC entered into a reverse acquisition (the "Reverse Acquisition") with Fortune Entertainment Corporation (Delaware) ("FEC Delaware"), pursuant to which FEC Delaware acquired all of the issued and outstanding shares of FEC.

The undersigned agree to reinstate the Agreement, subject to the following modifications:

1. FEC confirms its assumption of obligations specified in paragraph 2.1(d) of the Agreement and acknowledges that as of January 22, 1998 the amount due thereunder is U.S.$4,780;

2. The undersigned agree that FEC's obligation to issue stock under paragraph 2.2(a) of the Agreement is hereby extended from within seven (7) days of the issuance and delivery to FEC of the Court Order (as defined in the Agreement, which definition is incorporated herein) to on or before February 13, 1998. The undersigned also acknowledge and agree that as a consequence of the Reverse Acquisition, the stock to be issued under paragraph 2.2(a) will be 400,000 shares of common stock of FEC Delaware, in lieu of 1,000,000 shares of FEC;

3. The undersigned agree that the payment by FEC pursuant to paragraph 2.2(b)(i) of the Agreement is hereby postponed to on or before February 13, 1998;

4. The undersigned agree that the payment by FEC of U.S.$200,000 that was under paragraph 2.2(d) of the Agreement on December 18, 1997 is hereby postponed until on or before February 13, 1998; and

5. FEC agrees to assume, from and after the Court Order, interest payments on two bank loans totalling U.S.$50,000 (the "Loans"), which interest shall not exceed U.S.$1,135 per month, and which interest totals U.S.$2,270 as of January 22, 1998. Mr. Danton agrees to repay the Loans out of the payment he receives pursuant to paragraph 2.2(b)(i) of the Agreement.

Except as modified by the above, the undersigned agree that the Agreement is unmodified and remains in full force and effect.

Mr. Danton, on behalf of himself and the Danton Group, agrees not to make any claims or demands on FEC, whether under the Initial Promissory Note (as defined in the Agreement, which definition is incorporated herein by reference) or otherwise, that would be inconsistent with the foregoing, provided that FEC timely performs its obligations hereunder.

Please acknowledge your agreement to the foregoing by endorsing this letter in the space provided below and returning same to us. This letter agreement may be executed in counterpart and by facsimile.

Yours truly,

/s/ William M. Danton
-------------------------------
WILLIAM M. DANTON, on behalf of
himself and the Danton Group



Acknowledged and agreed to by
FORTUNE ENTERTAINMENT CORPORATION,
a Bahamas corporation



per: /s/ David Jackson
     --------------------------
     David Jackson

                        Video Lottery Consultants, Inc.
                           144 Elm Street, 2nd Floor
                                    Suite 16
                             Biddeford, Maine 04005



January 29, 1998



Fortune Entertainment Corporation
Suite 303-543 Granville Street
Vancouver, B.C.
V6C 1X8


Attention: Mr. David Jackson

Dear Sirs:

Re: Purchase and Sale Agreement (the ("Agreement") dated September 5, 1997 and amended on January 27, 1998 among Fortune Entertainment Corporation (a Bahamas corporation) ("FEC"), Video Lottery Consultants, Inc. (a Maine corporation) ("VLC") and William M. Danton ("Mr. Danton", together, the "Danton Group")

We are writing this letter to confirm that the reference to Professional Video Associates, Inc. in the Agreement should have been a reference to Professional Video Association, Inc. Please confirm that the Agreement is hereby amended by deleting the reference to Professional Video Associates, Inc. and replacing it with a reference to Professional Video Association, Inc. by endorsing this letter in the space provided below and returning same to us.

Yours truly,

/s/ William M. Danton
-------------------------------
WILLIAM M. DANTON, on behalf of
himself and the Danton Group



Acknowledged and agreed to by
FORTUNE ENTERTAINMENT CORPORATION,
a Bahamas corporation



per: /s/ David Jackson
     --------------------------
     David Jackson

                        Video Lottery Consultants, Inc.
                           144 Elm Street, 2nd Floor
                                    Suite 16
                             Biddeford, Maine 04005



March 12, 1998



Fortune Entertainment Corporation
Suite 303-543 Granville Street
Vancouver, B.C. V6C 1X8


Attention: Mr. David Jackson

Dear Sirs:

Re:   Purchase and Sale Agreement (the "Original Agreement") dated
      September 5, 1997 as amended on January 27 and January 29, 1998 (the Original Agreement as amended is hereinafter referred to as the the "Agreement") among Fortune Entertainment Corporation (a Bahamas corporation) ("FEC"), Video Lottery Consultants, Inc. (a Maine corporation) ("VLC") and William M. Danton ("Mr. Danton", together, the "Danton Group")

The undersigned acknowledge that certain payments or other events which were to occur by certain dates specified in the Agreement, did not occur.

The undersigned agree to reinstate the Agreement, subject to the following modifications:

1. The undersigned agree that FEC shall satisfy its obligations under paragraph 2.2(a) of the Agreement by delivering 505,000 shares of common stock of FEC Delaware to Mr. Danton by March 20, 1998.

2.    FEC will pay to Mr. Danton U.S.$155,000 (the "FEC Funds") by
      March 19, 1998

3. Mr. Danton covenants and agrees with FEC that upon receipt of the FEC Funds by Mr. Danton, Mr. Danton shall immediately use the FEC Funds together with his own resources to:

      (a) establish an irrevocable letter of credit in favour of Reich & Mueller, escrow account in the form attached hereto as Schedule "A" and in the amount of U.S.$194,914.45; and

      (b) satisfy all obligations to Amusement World, Inc., Stephen D. Holniker, H. Richard Falck and Lois Falck secured by a standby letter of credit ("SLC") dated May 1, 1997 issued by Saco & Biddeford Savings Institution in the amount of U.S.$100,000.

4. Mr. Danton covenants and agrees to deliver to FEC by March 12, 1998 an opinion letter from Pace Reich in the form attached hereto as Schedule "B" or such other form as may be approved by counsel for FEC.

5.    Mr. Danton covenants, confirms and represents and warrants to FEC that:

      (a) FVA does not have any liabilities, other than liabilities arising under the Horan Agreement;

      (b) upon compliance with paragraph 3 hereof by Mr. Danton, FEC shall have transferred to it by VLC title to 28 model 734 Video Game Terminals which are the subject of the SLC, free and clear of all liens and encumbrances; and

      (c) all of the representations and warranties of the Denton Group contained in the Agreement are true and correct as at the date hereof.

6. The undersigned agree that the payment by FEC pursuant to (a) paragraph 2.2(b)(i) of the Agreement is hereby postponed to May 31, 1998; and
      (b) paragraph 2.2(b)(ii) of the Agreement is hereby postponed to August 31, 1998.

7. The undersigned agree that the payment to Mr. Danton of $200,000 under paragraph 2.2(d)(i) of the Agreement is hereby postponed to August 31, 1998.

8.    FEC shall reimburse Mr. Danton for $195,000 on December 31, 1998.

9. FEC acknowledges and agrees that it is using, and shall continue to use, its best efforts to make FEC Delaware a publicly owned and traded company.

10.   Time is of the essence of the Agreement, as hereby amended.

Unless modified by the foregoing, the definitions used in the Agreement apply herein.

Except as modified by the above, the undersigned agree that the Agreement is unmodified and remains in full force and effect.

Mr. Danton, on behalf of himself and the Danton Group, agrees not to make any claims or demands on FEC, whether under the Initial Promissory Notes (as defined in the Agreement, which definition is incorporated herein by reference) or otherwise, that would be inconsistent with the foregoing.

Please acknowledge your agreement to the foregoing by endorsing this letter in the space provided below and returning same to us. This letter agreement may be executed in counterpart and by facsimile.

Yours truly,

/s/ William M. Danton
-------------------------------
WILLIAM M. DANTON, on behalf of
himself and the Danton Group


Acknowledged and agreed to by
FORTUNE ENTERTAINMENT CORPORATION,
a Bahamas corporation

per: /s/ David Jackson
     --------------------------
         David Jackson

                        Video Lottery Consultants, Inc.
                           144 Elm Street, 2nd Floor
                                    Suite 16
                             Biddeford, Maine 04005


July 9, 1998

David Jackson, President
Fortune Entertainment Corporation,
 a Bahama corporation
Fortune Entertainment Corporation,
 a Delaware corporation
Suite 303-543 Granville Street
Vancouver, B.C.
V6C IX8

     Re: Professional Video Association, Inc.

Dear David:

     Reference is made to the Purchase and Sale Agreement, dated September 5, 1997 (the "Original Agreement"), as amended on January 27, 1998, January 29, 1998, and March 12, 1998 (the "Original Agreement, as amended, the "Agreement"). In consideration of our agreement to modify your payment schedule under the Agreement, Fortune Entertainment Corporation, a Bahama corporation ("FECB"), and Fortune Entertainment Corporation, a Delaware corporation ("FECD") each hereby agree as follows:

     1. FECB hereby represents and warrants that FECB owns all of the right, title and interest of "FEC" (as defined in the Agreement) in and to the Agreement, and, except as hereinafter set forth, FECB has not assigned or otherwise transferred any of its right, title and interest, nor its obligations, thereunder.

     2. For value received and in order to induce the Danton Group to enter into this amendment, FECD hereby unconditionally guaranties to the Danton Group the prompt payment and performance of all of FECB's obligations under the Agreement, as amended from time to time. FECD further agrees to be bound by the provision of the Agreement, as amended from time to time, either specifically imposing any obligation on FECD or otherwise requiring the issuance of FEC Stock and the top-up provisions (as defined below).

     3. FECD and FECB hereby acknowledge and agree that all of the Danton Group's obligations under Section 2.1(a) of the Agreement have been satisfied in all respects.

     4. FECB has satisfied its obligations under paragraph 2.2(a) of the Agreement in all respects.

     5. The Agreement, among FECB, William M. Danton and Video Lottery Consultants, Inc. is hereby amended as follows:

     A. Article I of the Agreement is hereby amended as follows:

        The following definitions are hereby deleted in their entity and replaced with the following, inserted in the appropriate alphabetical order:

        "Closing Date" shall have the meaning set forth in Section 2.2(d).

        "FEC Stock" shall mean the common stock of FECD, with a par value of $0.0001 per share, with full voting rights and dividends rights, which stock is currently publicly traded on the OTC Bulletin Board."

     B. Section 2.2(a) of the Agreement is hereby amended by deleting the second sentence thereof in its entirety and replacing it with the following:

     "The parties acknowledge and agree that so long as FECB and FECD are not collectively or individually in default under the Agreement, as amended from time to time, then the FEC Stock delivered to Mr. Danton or his designee pursuant to this Agreement will be subject to a voting trust agreement on substantially the terms described in Exhibit E hereto."

     C. Sections 2.2(b), 2.2(c) and 2.2(d) of the Agreement are hereby deleted in their entirety and replaced by the following:

        "(b) FECD shall immediately (but no event later than July 14, 1998) deliver to W.W.T.&T. LTD., 995,000 shares of FEC Stock (the "W Stock"), which W Stock shall (i) be validly issued and nonassessable and (ii) be the subject of a registration statement to be filed with the Securities and Exchange Commission, a copy of which shall immediately after filing be delivered to the Danton Group, which registration statement shall cause the W Stock to be fully registered under the Securities Act of 1933 as amended, and freely transferable and not subject to restrictions on transferability of any kind whatsoever by February 28, 1999. In addition, no later than February 28, 1999, FECD shall cause the 470,000 shares of FEC Stock previously delivered to Anastasia Danton and now held by W.W.T.&T. LTD. (the "A Stock"), the 35,000 shares of FEC Stock previously delivered to Theodore Silvester, and the Additional Stock (as hereinafter defined) to be fully registered under the Securities Act of 1933 as amended and freely transferable without any restrictions on transferability whatsoever.

         If during the period commencing on the date (the "Trading Date") when all of the W Stock, the A Stock and the Additional Stock (collectively, the "Danton Stock") is fully registered under the Securities Act of 1933 as amended, and freely transferable and not subject to restrictions on transferability of any kind whatsoever, and ending on a date sixty (60) days after the Trading Date (the "60th Day") the shares of FEC Stock trading on the OTC Bulletin Board (the "Board") have not for forty-five (45) days had a closing bid price per share of at least US$2.00 on the Board, then, to the extent that the Danton Stock is held on the 60th Day by the original holders of the Danton Stock or their respective family members or affiliates, FECD shall pay to such holder or holders of the Danton Stock, or any portion thereof, for each such share of FEC Stock, the difference between (A) US$2.00; and (B) the greater of US$0.50 and the average bid closing price of shares of FEC Stock trading on the Board for the ten (10) days preceding the 60th Day (the "Average Price"). This obligation of FECD shall apply regardless of any transfers of the Danton Stock to any original holder's family members or affiliates. FECD shall pay such difference on or before June 9, 1999 in cash or, at FECD's option, in FEC Stock. FECD shall cause such stock to be fully registered under the Securities Act of 1933 as amended and freely transferable with no restrictions on transferability of any kind whatsoever within 180 days of issuance of any FEC Stock pursuant to this paragraph. If FECD elects to issue such FEC Stock for the difference, the number of shares of FEC Stock to be issued shall be determined by dividing the difference determined in this paragraph by the Average Price. The provisions of this paragraph shall be referred to as the "top-up provisions".

         If FECD fails to timely comply with any of its obligations under this
Section 2.2(b), the Danton Group shall have the right, at its option, but subject to Section 5.10, to terminate the Agreement, as amended from time to time, exercise all of its rights and remedies under both or either of the Option Agreement (as hereinafter defined) or Pledge Agreement (as hereinafter defined) and immediately terminate the Agreement as amended from time to time, at which time the Danton Group's obligations under the Agreement, as amended from time to time, shall be null and void, and the Agreement, as amended from time to time, shall be of no further force and effect.

         (c) Concurrently with the delivery of the W Stock pursuant to
Section 2.2(b) above (such date being hereinafter referred to as the "Transfer Date"), the Danton Group shall deliver (I) to FECB one hundred percent (100%) of the issued and outstanding PVA Stock, free and clear of all liens and encumbrances (other than the liens and encumbrances created by the Pledge Agreement and the Option Agreement as described below) duly endorsed in blank or accompanied by executed stock powers and otherwise in form for transfer, (II) transfer to FECB the debt owed by PVA to the Danton Group, (III) assign to FECB its rights under the Manufacturing Agreement and the Software Release (and FECB shall assume all of the Danton Group's liabilities and responsibilities thereunder), (IV) deliver any rights, documents, papers, files (whether paper or electronic) and other materials in the Danton Group's possession or control related to PVA and the Intellectual Property by a document or documents in form and substance reasonably acceptable to FECB and the Danton Group, and (V) deliver to FECB all instruments and other agreements evidencing the transfer to FECB of the Danton Group's rights in and to the Assets. Concurrently with the delivery of 100% of the PVA Stock, FECB will enter into (A) a stock pledge agreement (the "Pledge Agreement") with Mr. Danton or his designee pursuant to which Mr. Danton or his designee is granted a security interest in 60% of the issued and outstanding PVA Stock (the "Pledged Stock"), on the terms and conditions described in Exhibit G hereto and (B) an option agreement (the "Option Agreement") with Mr. Danton or his designee, thereby granting to Mr. Danton or his designee an option to purchase the 40% of the issued and outstanding PVA Stock that is not subject to the Pledge Agreement (the "Option Stock"), which Option Agreement shall contain those terms and conditions described on Exhibit G-1 hereto and other provisions not inconsistent with the terms of this Agreement. In addition, the Danton Group shall cause the Interim Agreement to be terminated.

         (d) FECD shall make the following payments to Mr. Danton or his designee in immediately available funds to the account previously designated to FECD by Mr. Danton:

         US$170,000 on or before June 30, 1998, which Mr. Danton acknowledges receipt;

         US$250,000 on or before October 30, 1998;

         US$250,000 on or before December 30, 1998; and

         US$205,000 on or before March 30, 1999.

         On or before December 31, 1998 and with ten (10) days prior written notice to the Danton Group, FECD may pre-pay in whole, and not in part, all of the above payments for which the due date has not yet passed, without bonus or penalty, at a discount rate of five percent (5%).

         If any payment under this Section 2.2(d) is not made on or before the date designated above, the Danton Group shall have the right, at its option exercisable at any time after the default, but subject to Section 5.10 to terminate the Agreement, as amended from time, exercise all of its rights and remedies under both or either of the Option Agreement or Pledge Agreement, and to terminate the Agreement, as amended from time to time, at which time the Danton Group's obligations hereunder shall be null and void, and the Agreement, as amended from time to time, shall be of no further force and effect.

         Upon FECD's timely satisfaction of its obligations under Section 2.2(b), Section 2.2(d), Section 2.2(h) and the first two sentences of Section 2.2(i) of the Agreement, as amended from time to time, and the registration under the Securities Act of 1933 as amended of all Danton Stock so that all such stock is fully registered under the Securities Act of 1933, as amended and is freely transferable without any restrictions of any kind whatsoever (the date upon which all such obligations are satisfied is hereinafter referred to as the "Closing Date"), (I) Mr. Danton shall deliver to FECB the Pledged Stock, free and clear of all liens and encumbrances, duly endorsed in blank or accompanied by executed blank stock powers and otherwise in form for transfer, and (II) the Danton Group shall cause the Option Agreement and the Pledge Agreement to be terminated.

D. Section 2.2(e) of the Agreement shall be amended as follows:

         (1) The introductory paragraph and first sentence of Section 2.2(e) shall be deleted in their entirety and replaced with the following:

"One hundred twenty (120) days after the completion of FECD's first fiscal year ending after November 25, 1997 (such day being one hundred twenty (120) days after FECD's first fiscal year is hereinafter referred to as the "Trigger Date") and continuing on the annual anniversary of the Trigger Date each and every year thereafter during either (i) the term of the life of the patent (the "Patent") comprising a part of the Intellectual Property and any renewals or other extensions thereof or (ii) any extension of the Patent resulting from any modifications or derivatives thereof, FECD (or its successor) shall issue FEC Stock, to Mr. Danton or his designee as follows:

         The number of shares to be delivered on the annual anniversary of the Trigger Date purusant to this paragraph (e) shall equal the Predetermined Percentage times Net Earnings divided by the Average Share Price."

         (2) The definition of "Predetermined Percentage" in Section 2.2(e) shall be delted in its entirety and replaced with the following:

         "Year 1                 2%

          Year 2                 3%

          Year 3                 4%

          Year 4                 5%

          Year 5 and thereafter 10%
provided that the Predetermined Percentage shall automatically increase to 10% once Net Earnings are at least $10 million. "Year 1" commenced on November 25, 1997."

         Within 180 days of issuance of ay FEC Stock pursuant this paragraph, FECD shall cause such stock to be fully registered under the Securities Act of 1933 as amended and freely transferable without any restrictions whatsoever on transferabilit (or other interest of any successor entity to FECD that has full voting and dividend rights and is registered under the Securities Act of 1933 as amended, and is freely transferable.)

         (3) The last paragraph of Section 2.2(e) shall be deleted in its entirety.

E.       A new section 2.2(h) is hereby added to the Agreement as follows:

         "(h)     FECD shall deliver to Mr. Danton, on or before July 14, 1998, certificates for FEC Stock (the "Additional Stock") naming the following individuals as owners and indicating the number of shares set forth below, which FEC Stock shall be subject to the top-up provisions:


         Stephen Holniker of Maryland          37,500
         Richard and Lois Falck of Maryland    10,000
         Neil Glassman of Delaware             70,000
         Steven Angstreich of Pennsylvania     30,000

F.       A new Section 2.2(i) is hereby added to the Agreement as follows:

         "(i)    FECD hereby assumes and agrees to pay all reasonable costs and expenses (including attorneys' fees) (the "Expenses") incurred by any of the Danton Group after November 25, 1997 up to and including the date hereof related to the Agreement, all amendments thereto, in connection with the transactions contemplated thereby and otherwise incurred in connection with PVA Electronic Tournament Poker or PVA; provided, however, that FECD assumes and agrees to pay the attorneys' fees of Preti, Flaherty, Beliveau & Pachios incurred by the Danton Group after November 25, 1997 up to and including the date hereof up to a maximum of $25,000. Within 120 days from the date of this amendment, FECD shall pay to the Danton Group, or its designee, all Expenses incurred by the Danton Group to and including the date thereof, provided that the Danton Group or any member thereof has provided FECD with reasonable documentation thereof. In addition, FECD assumes and agrees to pay or otherwise indemnify and hold harmless the Danton Group and PVA from and against any and all claims, liabilities, or obligations arising or incurred from and after November 25, 1997 that are in any way related to PVA or its assets. Thereafter, the Danton Group or any member thereof shall provide FECD with monthly statements providing reasonable detail and documentation of the Expenses incurred by the Danton Group. All such Expenses shall be reasonable and pre-approved by FECD. FECD shall pay all such statements within 20 days of the date of any such statement."

G. Sections 4.2(a) and 4.2(d) are hereby deleted in their entirety. Sections 4.2(b) and 4.2(c) continue to be in full force and effect.

H. The first sentence of Section 5.3 of the Agreement is deleted and the following inserted in its place:

         "This Agreement, as amended from time to time, shall be binding upon and shall be enforceable by FECB, FECD and the Danton Group and their respective successors and assigns. For purposes of this Agreement, "successors and assigns" shall includ but not be limited to the purchaser of all or substantially all of the Assets of FECD and/or the PVA Stock and/or the Assets, or the surviving corporation of any consolidation of FECD."

I.       A new Section 5.10 is hereby added to the Agreement as follows:

         "Section 5.10 Defaults. In the event that FECB or FECD defaults in any of its obligations under the Agreement, as amended from time to time (other than obligations pursuant to Section 2.2(b)), which default is not cured within sixty (60) days of the date any member of the Danton Group provides written notice to FECD of such default, the Danton Group shall have the right, at its option exercisable at any time after the 60 day period, to terminate the Agreement as amended from time to time and to exercise all of its rights and remedies under the Option Agreement and Pledge Agreement, and all of its rights and remedies under law and equity, and terminate the Agreement as amended from time to time, at which time the Danton Group's obligations hereunder shall be null and void, and the Agreement, as amended from time to time, shall be of no further force and effect. With respect to a default of the obligations pursuant to Section 2.2(b), there shall be no cure period, and the Danton Group shall have the right, at its option exercisable immediately after such default, to terminate the Agreement as amended from time to time and to exercise all of its rights and remedies under the Option Agreement and Pledge Agreement, and all of its rights and remedies under law and equity, and terminate the Agreement as amended from time to time, at which time the Danton Group's obligations hereunder shall be null and void, and the Agreement, as amended from time to time, shall vbe of no further force and effect.

J. The contents of Exhibit D are hereby deleted in their entirety. Exhibit G to the Agreement is hereby deleted in its entirety and replaced with Exhibit G and Exhibit G-1 attached hereto.

         6. FECD and FECB each hereby represent and warrant that they are corporations, validly existing and in good standing in the jurisdiction of their respective incorporation, that this amendment has been duly authorized by all necessary corporate action on behalf of each company, has been executed by a duly authorized officer of each of FECD and FECB, and that no other consents or approvals are required in connection with the execution, delivery and performance of their respective obligations hereunder.

         7. The Danton Group agrees to advise FECD in writing by facsimile at least 5 days in advance of any intended sale of W Stock or A Stock which exceeds 5,000 shares in any 7 day period, except for sales to family members or affiliates; provided, however, that any such family member for affiliate shall first consent in writing to be bound by this provision. This paragraph 7 shall not apply in the event there is a change in control of FECD or FECB, including, without limitation, a sale, merger, or stock exchange. In any event, this paragraph 7 shall not apply after July 1, 1999 and shall thereafter be void and of no effect.

         8. Except as expressly amended hereunder, the Agreement remains otherwise unmodified and in full force and effect, and, together with this amendment, is enforceable against the parties hereto in accordance with its terms.

         9. All defined terms used herein but not defined herein shall have the meaning assigned to them in the Agreement.

         Please acknowledge your agreement to the foregoing by endorsing this letter in the space provided below and returning the same to us. This letter agreement may be executed in any number of counterparts and shall be considered but one and the same agreement.

                                        Very truly yours,

                                        /s/ William M. Danton
                                        ---------------------
                                        William M. Danton, on behalf of himself
                                        and Video Lottery Consultants, Inc.

ACKNOWLEDGED AND AGREED:

FORTUNE ENTERTAINMENT CORPORATION,
a Bahama Corporation


By: XXXXXXXXXXXXXX
    ------------------------------

    Its President
        --------------------------


FORTUNE ENTERTAINMENT CORPORATION,
a Delaware corporation


By: XXXXXXXXXXXXXX
    ------------------------------
    Its Chief Financial Officer
        --------------------------

                                   EXHIBIT G

                             STOCK PLEDGE AGREEMENT


         FECB shall grant Mr. Danton or his designee a security interest in 60% of the issued and outstanding PVA Stock (such 60% of the issued and outstanding PVA Stock being hereinafter referred to as the "Pledged Stock") on the following terms and conditions:

         1. FECD shall deliver to Mr. Danton or his designee certificate(s) for the Pledged Stock, together with executed, undated blank stock powers and otherwise in form for transfer, which certificate(s) will be held by Mr. Danton or his agent pursuant to the terms of the stock pledge agreement.

         2. The stock pledge agreement shall provide for, among other things, the right of Mr. Danton to obtain ownership and control of the Pledged Stock if FECB or FECD defaults under the Agreement, as amended from time to time, and such default is not cured within the time period described in Agreement.

         3. So long as any of the Pledged Stock is subject to the stock pledge agreement, FECD shall not be permitted to change, amend or modify in any way whatsoever the bylaws and certificate of incorporation of PVA without the prior written consent of the Danton Group, which consent shall only be provided in the sole discretion of the Danton Group.

         4. So long as any of the Pledged Stock is subject to the stock pledge agreement, FECD shall not be permitted to sell, convey or otherwise transfer the Assets, including, without limitation, the Pledged Stock, the Intellectual Property, the Manufacturing Agreement and the Software Release or place any liens or any encumbrances whatsoever on the Asset, including, without limitation, the Pledged Stock, the Intellectual Property, the Manufacturing Agreement or the Software Release in each case without the prior written consent of the Danton Group, which consent shall only be provided in the sole discretion of the Danton Group. PVA shall not incur any debt, liability or other obligation or responsibility outside of the ordinary course of business without first obtaining the prior written consent of the Danton Group, which consent shall not be unreasonably withheld.

         5. So long as FECB and FECD are not in default under the Agreement, FECD or FECB shall have all voting rights and dividend rights attached to the Pledged Stock.

         6. Mr. Danton or his designee, as applicable, shall cause the Pledged Stock to be released from the security interest granted by the stock pledge agreement once FECD has fully and timely performed all of its obligations under Sections 2.2(b), 2.2(d), 2.2(b) and the first two sentences of 2.2(i) of the Agreement, as amended from time to time.

                                   EXHIBIT G-1

                                OPTION AGREEMENT




         FECB shall grant Mr. Danton or his designee an option to purchase 40% of the issued and outstanding PVA Stock (such 40% of the issued and outstanding PVA Stock being hereinafter referred to as the "Optioned Stock") on the following terms and conditions:

         1. Subject to the terms of the Agreement, as amended from time to time, upon a default by FECD or FECB under the Agreement, as amended from time to time, which default is not cured within the time period described in the Agreement, Mr. Danton or his designee shall have the right to purchase from FECB the Optioned Stock for a period of 30 days following the expiration of the cure period. The purchase price shall be payable 30 days following the end of the cure period and shall consist of:

                  A. a return to FECD of $1.5 million shares of FEC Stock plus any other shares FEC Stock issued pursuant to the top-up provisions; and

                  B. an amount of cash equal to the money paid by FECD and FECB under this Agreement.


         2. The purchase price shall be reduced by the amount of any mortgage or other encumbrance on the Optioned Stock.

         3. The Option Agreement shall be in effect until the Closing Date.